Exhibit 4.32

Dated 15 March 2005

The Government of Republic of Montenegro

and

The Employment Bureau of Montenegro

(Sellers)

and

Matáv Magyar Távközlési Részvénytársaság (Matáv Hungarian Telecommunications Company Limited)

(Purchaser)

SHARE SALE-PURCHASE AGREEMENT

in respect of certain shares of

Telekom Crne Gore AD, Podgorica

Share Sale-Purchase Agreement

This Share Sale-Purchase Agreement (this “Agreement”) is made on 15 March 2005 between:

(1)           The Government of the Republic of Montenegro (the “Government”), herein represented by Mr. Darko Uskokovic, Minister of Economy, its authorised representative pursuant to a Decision of the Government dated 11.03.2005, a copy of which is annexed at Schedule 1-A, which has been published, as required by the Governing Law;

(2)           The Employment Bureau of Montenegro (the “Employment Bureau”), herein represented by Mr. Branimir Bojanic, Director, its authorised representative pursuant to a Decision of the Board of Directors of the Employment Bureau dated 10.03.2005, a copy of which is annexed at Schedule 2-A; and

(The Government and the Employment Bureau are hereinafter referred to collectively as the “Sellers” and individually as the “Seller.”)

(3)           Matáv Magyar Távközlési Részvénytársaság (Matáv Hungarian Telecommunications Company Ltd), a company limited by shares organised and existing under the laws of Hungary, registered with the Metropolitan Court of Budapest acting as court of registration under number Cg 01-10-041928. with its registered office located at Krisztina krt 55, 1013 Budapest, herein represented by Mr András Balogh, Chief Strategist, and Mr Tamás Morvai, M&A Director, its joint authorised representatives, pursuant to a trade registry extract of Matáv Rt dated 6 December 2004, a copy of which is annexed at Schedule 3 (the “Purchaser”).

(The Government, the Employment Bureau and the Purchaser are hereinafter referred to collectively as the “Parties” and individually as a “Party.”)

WHEREAS:

(A)          Telekom Crne Gore AD, Podgorica (the “Company” or “TCG”), a joint stock company organised and existing under the Laws of the Republic of Montenegro, registered with the Commercial Registry, with the current date of registration of 2 August 2004, under registration number 4-0000618/005, with a total nominal registered capital amounting to €140,999,253.44 (one-hundred-forty-million-nine-hundred-ninety-nine-thousand-two-hundred-fifty-three Euro and forty four cents) divided into 47,273,940 (forty-seven-million-two-hundred-seventy-three-thousand-nine-hundred-forty) ordinary shares.

(B)           The Government owns 23,953,548 (twenty-three-million-nine-hundred-fifty-three thousand-five-hundred and forty-eight) ordinary shares of the Company, which represent 50.6697% of all issued shares of the Company (the “Government Shares”), and the Employment Bureau owns 213,080 (two-hundred-thirteen-thousand and eighty) ordinary shares of the Company, which represent 0.4507% of all issued shares of the Company (the “Employment Bureau Shares”), each share having a nominal value of €2.98 (two Euros and ninety-eight cents), which together constitute a total of 24,166,628 (twenty-four-million-one-hundred-sixty-six-thousand-six-hundred and twenty-eight) ordinary shares, representing 51.1204% (fifty-one point one-two-zero-four per cent) of the all issued shares (the “Subject Shares”) of the Company.  The ISIM number of the Company’s Shares is YUTECGRA0PG5.  As required by the Governing Law, the Government adopted decision 02-6940 on 15 October 2004 and published in the Official Gazette number 64, dated 15 October 2004 said resolution, required by the Governing Law, approving the sale of the Government Shares pursuant to the Tender.  A copy of said resolution is attached as Schedule 1-B.  The Employment Bureau adopted on 18 November 2004 the required Employment Bureau resolution approving the sale of the

Employment Bureau Shares pursuant to the Tender.  A copy of said resolution is attached as Schedule 2-B.

(C)           In accordance with the public tender announcement placed in domestic and foreign publications on or about 19 October 2004 (the “Public Invitation”), the Sellers expressed their intent to consider offers from qualified tender participants made by way of public tender in respect of the purchase of the Subject Shares.

(D)          It is the desire of the Parties: (i) to ensure the development, improvement, and more efficient performance of the Company; (ii) to increase the competitiveness of the Company on the domestic and regional telecommunications market; (iii) to encourage the application of new technological, managerial, and marketing methods; (iv) to ensure a successful privatisation that will attract international investors and raise the level of confidence for direct foreign investments in the Republic of Montenegro; (v) to ensure the introduction of a managerial system and the transfer of know-how, aiming to strengthen and expand the Company’s services; and, (vi) to increase the efficiency and profitability of the Company to an international level.

(E)           Pursuant to a public tender duly held, the Purchaser was determined by the Tender Commission to be the preferred bidder, and, following negotiations, the Privatisation Council adopted the Report of the Tender Commission on 14 January 2005.  Pursuant to the Instructions for Bidders, the Tender rules and specifications governing such tender, the Sellers and the Purchaser hereby agree to the sale and purchase of the Subject Shares on the terms and subject to the conditions set out in this Agreement.

(F)           The Sellers, the Purchaser, and the Escrow Agent have executed the Escrow Agreement on the date hereof in connection with the sale and purchase of the Subject Shares.

NOW, THEREFORE, it is agreed as follows:

1              Interpretation and Definition

1.1           Interpretation

In this Agreement, unless the context otherwise requires or is otherwise provided, it is agreed that:

(a)           singular, etc.: words in the singular include the plural, words in the plural include the singular, words importing the masculine gender include the feminine, and words importing the feminine gender include the masculine;

(b)           headings, etc.: headings and paragraphs are for the purpose of organisation only and shall not be used to interpret this Agreement;

(c)           incorporation by reference, amendments: references to “this Agreement” include its Preamble, Recitals and Schedules (which are incorporated herein by reference) and this Agreement as from time to time amended, unless otherwise stated;

(d)           sections, articles, clauses, etc.: references in this Agreement to Preamble, Recitals, Sections, Articles, Clauses, Sub-Clauses and Schedules are to the preamble, recitals, sections, articles, clauses and sub-clauses of, and schedules to, this Agreement, unless otherwise stated;

(e)           modification or amendment of statutes: references to a law, statute or statutory provision include that law, statute or provision as from time to time modified, completed or republished, whether before or after the date of this Agreement; provided, however, that nothing in this paragraph (e) shall operate to increase the liability of any Party beyond that which would have existed had this paragraph (e) been omitted;

(f)            several liability: any provision in this Agreement which is expressed to bind more than one Person shall bind each of them severally and not jointly and severally; provided, however, that the Sellers shall be severally liable under this Agreement only in proportion to their relative shareholding in the Company;

(g)           time of day: references to time of day are to the time of day in Podgorica, Montenegro, unless otherwise stated; and

(h)           persons: references to Persons include their universal successors and their universal title successors.

1.2           Definitions

In this Agreement, unless the context otherwise requires or it is otherwise provided, the following capitalised terms shall have the following corresponding meanings set forth in this Article 1.2 (Definitions):

“Accounts”	means and includes the IFRS Accounts, the IFRS Accounts Monet, and the IFRS Group Accounts.

“Actual Demand”

means the demand by legal or natural persons willing and economically able to fulfil the obligations set out in the subscriber contract in effect from time to time for the relevant service, the provision of which is technically and economically feasible.

“Adviser”	means Raiffeisen Investment AG, an Austrian investment advisory firm with its registered office at Tegetthoffstrasse 1, A-1015 Vienna, Austria.

“Adviser’s Bank Account”

means account number 393.900 (IBAN AT57 3100 0000 0039 3900) held with Raiffeisen Zentralbank AG (Bank Address; Am Stadtpark 9, 1030 Vienna, BIC RZBAATWW bank sort code 31000 (RZB)) in the name of Raiffeisen Investment AG (Tegetthoffstrasse 1, 1010 Vienna).

“Adviser’s Fee”

means €802,400 (eight hundred and two thousand four hundred Euro) as full and only compensation for the services rendered by it in accordance with the Financial Advising Services for the Privatization, Capitalization and Modernization of Telekom Crne Gore a.d. concluded between Raiffeisen Investment AG and the Agency of Montenegro for Economic Restructuring and Foreign Investment (acting for and on behalf of the Government of the Republic of Montenegro) on 2 July 2004.

“Affiliates”	means, in respect to any Person, any other Person, directly or indirectly, controlled by such Person, where “control” as applied to any

Person means legal control or control in fact, including, but not limited to the right or the possibility directly to exercise a detrimental influence.

“Agency”

means the Agency of Montenegro for Economic Restructuring and Foreign Investments, as referred to in the Privatisation of Economy Act of the Republic of Montenegro, published in the Official Gazette of the Republic of Montenegro, issue No.23/96, 6/99, 59/00, and 42/04.

“Agreement”	means this Share Sale-Purchase Agreement.

“Authorisations”

means (i) for the Sellers, the Governmental Authorisations, (ii) for the Company and each Subsidiary, any authorisation, consent, approval, concession right, resolution, license, permit, filing, registration or similar act required, to conduct its respective business as conducted on the date hereof, and (iii) in the case of the Purchaser, any authorisation, consent, approval, concession right, resolution, license, permit, filing, registration or similar act required to proceed with the Contemplated Transactions pursuant to this Agreement.

“Bid Bond”	means the bank guarantee for an amount of €350,000 (three-hundred-fifty-thousand Euro), delivered by the Purchaser to the Agency as part of its final bid submitted in connection with the Tender.

“Board”	means the Board of Directors of the Company as may be from time to time constituted in accordance with the Statute of the Company then in effect.

“Business Day”	means any day (except a Saturday or Sunday) on which banks are open for business in the Republic of Montenegro and in Budapest, Hungary.

“Business Plan”	has the meaning ascribed to such term in Article 6.3 (Business Plan; Key Performance Indicators), at Clause 6.3.1.

“CDA”

means the Central Depositary Agency AD, Podgorica, an independent joint-stock company that, inter  alia, maintains data concerning the registered shares of the Company and the owners of such shares, including the Registry of Shareholders.

“Closing”	means the moment in time when each of the actions contemplated by Article 3.2 (Obligations at Closing) have been fulfilled.

“Closing Date”	means the date on which Closing is scheduled to occur pursuant to Clause 3.1.1.

“Closing Date
Notice”	has the meaning ascribed to it in Section 3.1.3.

“Commercial
Registry”	means the Central Commercial Registry of the Commercial Court in Podgorica, Montenegro.

“Company”	has the meaning given to such term in the Recital (A).

“Confidentiality
Agreement”	means the confidentiality agreement between the Company and the Purchaser dated 29 October 2004.

“Constitutive
Documents”	means the Company’s founding documents and Statute, and any amendments thereto, as registered with the Commercial Registry as of the date of signing of this Agreement.

“Contemplated
Transactions”	means the transactions contemplated by this Agreement, the Escrow Agreement, and any other document to be executed by the Parties or any of them in connection with any of said agreements.

“Contract”	means any agreement, contract, obligation, promise, arrangement, commitment, or undertaking (whether written or oral and whether express or implied), that is legally binding.

“Core Assets”

means (i) the fibre optic telecommunications network and the copper cable access network with the related ducts, owned by the Company, and (ii) those base stations owned by Monet DOO Podgorica which are used on the date of the signing of this Agreement to provide Fixed GSM services, as listed on Schedule 7.

“Customers”	means those subscriber lines existing on 28 February 2005, as indicated by the list which is attached as Schedule 8.

“Data Room”

means the data room maintained in physical form at the Company’s headquarters where the Purchaser and its directors, officers, employees and agents had the right of access to documents and information in respect of the Company and its subsidiaries between 8 and 13 November 2004 and on 13 December 2004, the index of the contents of which as existing on 15 December 2004 is attached as Schedule 9A.

“Documents Index”

means the index of documents, attached as Schedule 9B, listing the documents concerning the Sellers, the Company and/or any Subsidiary, which the Sellers provided to the Purchaser during the negotiation of this Agreement.

“DT Group
Company”

means and includes: (i) Deutsche Telekom AG, a company established under the laws of Germany, with its registered address at Friedrich-Ebert-Allee 140, 53113 Bonn,  Germany;  registration  number:  Amtsgericht  Bonn, HRB 6794 (“DT”); (ii) T-Mobile International AG  & Co. KG, a company established under the laws of Germany, with its registered address at Landgrabenweg 151, 53227 Bonn, Germany; registration number: Amtsgericht Bonn, HRA 5763 (“T-Mobile”); (iii) the Purchaser; and (iv) any company which (A) is established for the purpose of being a holding and not an operating company and (B) which is 100% (one hundred per cent) owned by any one of DT, T-Mobile and/or the Purchaser, individually or in any combination with one another (a “Holding Company”).

“Employment Bureau”	has the meaning ascribed to such term in Preamble (2).

“Employment Bureau’s
Bank Account”	means account number 520-417105-60 held in the name of the Employment Bureau at Hipotekarna Banka AD, Podgorica.

“Encumbrance”

means any claim, charge, mortgage, pledge, security, lien, option, equitable interest, power of sale, easement, lease, condition, hypothecation or third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“Escrow Account”	means the escrow account with the Escrow Agent into which the Purchase Price will be transferred as contemplated under the Escrow Agreement.

“Escrow Agent”

means ING Bank Rt, a company limited by shares, having its registered address at Dozsa Gyorgy ut 84, 1068 Budapest, registered with the Metropolitan Court acting as court of registration under number Cg. 01-10-041684.

“Escrow Agreement”	means the Escrow and Paying Agency Agreement to be executed among the Government, the Employment Bureau, the Purchaser, and the Escrow Agent, which will be signed on the date of this Agreement.

“Euro” or “€”

means Euro, the single currency introduced in the member states of the European Communities that adopted such single currency at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Fixed GSM”

means fixed line services provided over the GSM network of Monet DOO Podgorica to those geographic locations in the Republic of Montenegro to which, on the date of this Agreement, there is no wire line connection.

“General
Assembly”	means that meeting of the shareholders of the Company which will be called pursuant to Clause 4.1.1.

“General
Assembly Date”	means the date on which the General Assembly occurs.

“General Collective
Bargaining
Agreement”	means the collective agreement concluded between Council of Trade Unions, Chamber of Commerce of Montenegro and the Government on December 12, 2003.

“Governing Law”	means the Law of the Republic of Montenegro.

“Government”	has the meaning given to such term in the Preamble (1).

“Government’s Bank
Account”

means account number 504 00 40278 EUR held in the name of the Central Bank of the Republic of Montenegro (SWIFT Code: CBCGCS22) with Deutsche Bundesbank Zentrale Frankfurt am Main DH (SWIFT Code: MARKDEFF).

“Governmental
Approvals”	means all approvals, consents, permits and licences required to be obtained from any Governmental Authority for the consummation of the transactions contemplated hereunder.

“Governmental
Authorisation”

means any approval, consent, licence, permit, waiver, or other authorisation issued, granted, given, or otherwise made available under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental
Authority”

means any domestic or foreign court or other judicial authority or governmental, municipal, administrative or regulatory body, department, agency, commission, authority or instrumentality in any jurisdiction.

“Group”	means, in relation to a Person, that person and its subsidiaries.

“GSM”	means telecommunications services provided using the Global System for Mobile Communication.

“IFRS”	means International Financial Reporting Standards, the accounting standards formulated by the International Accounting Standards Board.

“IFRS Accounts”	means the consolidated IFRS accounts of the Company as of the IFRS Accounting Date, audited by Deloitte & Touche.

“IFRS Accounts
Monet”	means the IFRS accounts of Monet DOO Podgorica as of the IFRS Accounting Date, audited by Deloitte & Touche.

“IFRS Accounting
Date”	means 31 August 2004.

“IFRS Group
Accounts”

means the consolidated IFRS accounts of the Company as of 31 December 2003, audited by Deloitte & Touche, and the IRFS accounts of each of the Company, on an unconsolidated basis, and of Monet DOO Podgorica and of Internet Crne Gore DOO Podgorica, for the period ended on 31 December 2003, audited by Deloitte & Touche.

“Individual Collective
Bargaining
Agreement”	means the collective bargaining agreement concluded between the Company or any Subsidiary and the representative Trade Unions.

“Industrial Collective
Bargaining
Agreement”	means a collective agreement that might be concluded in accordance with (i) the labour legislation of the Republic of Montenegro and (ii) the General Collective Bargaining Agreement.

“Instructions For
Bidders”

means the Instructions for Bidders dated October 2004 delivered to each of the prospective bidders in connection with the Tender, as modified, updated and clarified on 19 November 2004, 6 December 2004, and 17 December 2004.

“Intellectual Property”

means trade marks, service marks, trade names, logos, licences, patents, inventions, innovations, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar proprietary rights which may subsist in any part of the world (including know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“Internet Operating
License”

means the license granted to Internet Crne Gore DOO Podgorica by the Agency for Telecommunications of the Republic of Montenegro on 15 February 2002 for a 5 (five) year period, subject to the right of renewal, to provide those services described, using those frequencies listed, in said license.

“Law”	means any applicable law, rule or regulation of any Governmental Authority or any Legal Requirement.

“Legal Requirement”	means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Losses”

means all losses, liabilities, damages, indemnities, claims, obligations, fees and costs (including without limitation reasonable legal fees and costs, arbitral costs, and court-related costs and administrative authority fees assessed to issue a license, permit or permission), charges, fines, penalties, disbursements, levies, and expenses resulting from an event or circumstance in question.

“Material Adverse
Change”	means:

(i) any of the following:

(a)

the filing with a court of law of a request or application concerning the commencement of the bankruptcy, reorganization, restructuring, transformation or personal management of the Company or of any Subsidiary, in accordance with the bankruptcy law of the Republic of Montenegro;

		(b)	the filing with a court of law or commercial registry of the request for the voluntary dissolution of the Company or of any Subsidiary; or

(c)

the occurrence of any event relating to the Sellers, or the Company or any Subsidiary (including, but not limited to, any Montenegrin legislative or administrative act or Order) that would prevent the Purchaser from obtaining the Subject Shares on the terms set forth herein; and/or

	(ii)	any of the following:

		(a)	the loss of an asset or assets of the Company or of any Subsidiary;

		(b)	the commencement of court or arbitral proceedings against the Company or any Subsidiary, which would require provisioning under IFRS;

(c)

any adverse change caused by the actions of the Sellers or by a Governmental Authority or by an Order in respect of or affecting an asset or the assets of, or the profitability of any of, the Company or any Subsidiary;

if such loss, such proceeding or such adverse change (as provided above), individually or in the aggregate, may result in a loss to the Company or any Subsidiary greater than €1,000,000 (one million Euro) or its equivalent in any currency; and/or

(iii)

if the consolidated audited accounts of the Company for the financial period ended on 31 December 2004 indicate that the Company’s income, taken on a consolidated basis, is decreasing compared to the income indicated on the IFRS Group Accounts, where income constitutes payments made to the Company and its Subsidiaries from subscribers and interconnection partners, and excludes payment made by the Company to any of its Subsidiaries, and from any of the Subsidiaries to the Company; and/or

	(iv)		the entering into by the Company or any Subsidiary or any contract, agreement, commitment or undertaking which is outside the Ordinary Course of Business.

“Monet Operating
License”

means the license granted to Monet DOO Podgorica by the Agency for Telecommunications of the Republic of Montenegro on 1 January 2002 for a 15 (fifteen) year period, subject to the right of renewal, to provide those services described, using those frequencies listed, in said license.

“Montgenegro Card
Operating License”

means the license granted to Montenegro Card DOO Podgorica by the Agency for Telecommunications of the Republic of Montenegro on 27 December 2001 to install, exploit, maintain and improve the public phone booth network to provide public pay-phone services;

“Notice”	has the meaning given to such term in Article 10 (General Provisions), at Article 10.1 (Notices, Communications), Clause 10.1.1.

“Official Gazette”	means the Official Gazette of the Republic of Montenegro.

“Operating License”

means the license granted to the Company by the Agency for Telecommunications of the Republic of Montenegro on 27 December 2001 for a 25 (twenty-five) year period, subject to the right of renewal, to provide those services described, using those frequencies listed, in said license, as amended by the Addendum dated 2 October 2002.

“Optic Cable
Agreement”

means the agreement contained in the Data Room, which was concluded between the Government of the Republic of Montenegro, represented y the Ministry of the Economy, and the Company concerning the use of a particular optic cable network by the police (i.e., the Ministry of Interior) of the Republic of Montenegro, dated 21 July 2003, numbered 04/9321 for the Company’s reference, and effective on the Company as of 27 August 2003, No. 01-2475/1, and its annex 1, numbered 01-3230/7, dated 21 December 2004.

“Order”	means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.
“Ordinary Course of
Business”

means actions taken in the ordinary and usual course of normal day-to-day business, consistent with actions customarily taken in the ordinary course of the normal day-to-day business operations of companies that are in the same line of business as the relevant Company or Subsidiary.

“Parties”	has the meaning given to such term in the Preamble.

“Party”	has the meaning given to such term in the Preamble.

“Permits”	means the construction, zoning, use, occupancy, and/or any other permit, license or permission whatsoever in respect of any asset operated by the Company or any Subsidiary.

“Person”

means any natural person or legal person, including without limitation a corporation, a general or limited partnership, a joint-stock company, a limited liability company, a joint venture, a trust, an association, an organisation, or any other entity, whether incorporated or not, as well as any Public Authority (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), or any trustee, receiver, liquidator, and, unless specified otherwise, any successors and permitted assigns of any of the foregoing.

“Positive Legislation”	means that positive legislation of the Republic of Montenegro existing on 15 December 2004, as published in the Official Gazette.

“ProMonte”	means ProMonte GSM DOO Podgorica, a licensed provider of mobile GSM services in the Republic of Montenegro.

“Primary Operating
Licenses”	means and includes the Operating License, the Monet Operating License, the Internet Operating License, and the Montenegro Card Operating License.

“Privatisation Council”

means the Privatisation Council, Podgorica, appointed pursuant to the Privatisation of Economy Act of the Republic of Montenegro, published in the Official Gazette of the Republic of Montenegro, issue no. 23/96, 6/99, 59/00, and 42/04.

“Privatisation Council’s Bank
Account”	means account number 420-1383 held with Hipotekarna Banka A.D., Podgorica.

“Privatisation Council’s Fee”	means the amount in Euro obtained by multiplying 1% (one per cent) by the amount representing the Purchase Price.

“Proceeding”

means any action at law, arbitration, civil proceeding, administrative hearing, audit, other hearing, investigation, litigation, or civil, criminal, administrative, investigative, or informal suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitral tribunal, mediator, arbitrator or other similar forum of dispute resolution.

“Public Authority”

means any national, regional, local or other governmental body, agency, instrumentality, commission, department, court, arbitral tribunal, ministry, regulatory, self-regulatory, or similar authority or organization, in any jurisdiction. For the avoidance of doubt, international financial institutions (including but not limited to the World Bank, the International Monetary Fund and the EBRD) shall not be considered Public Authorities for the purposes of this Agreement.

“Public Invitation”	has the meaning ascribed to such term in Recital (C).

“Purchase Price”	has the meaning given to such term in Article 2.2 (Purchase Price), at Clause 2.2.1.

“Purchaser”	has the meaning given to such term in Preamble (3).

“Radio Diffusion Centre”	means the Radio difuzni centar DOO Podgorica.

“Radio Diffusion Centre
Agreement”	means the agreement on the regulation of the mutual relationship concluded between the Company and the Radio Diffusion Centre on the 5 October 2004, agreement no.04-9809.

“Registry of Shareholders”	means the registry of shareholders of the Company maintained by the CDA.

“Required Permits”	has the meaning ascribed to such term in Clause 7.1.1.

“Rule Book”

means Rule Book on Determining the Amounts of Fees Due for Registration and Fees Due for Licenses for Telecommunications Operators and Telecommunication Services Providers, published in the Official Gazette no. 8/2002 and 68/2004.

“Rules on the Settlement of
Residential Issues”	means the rules on the settlement of residential issues of the Company as included in the Data Room.

“Seller”	has the meaning given to such term in the Preamble.

“Sellers’ Knowledge”

in respect of a statement made by or on behalf of the Seller, means that such statement is made to the actual knowledge after reasonable enquiry, of those persons whose names and/or titles are listed on Schedule 5A.

“Separation Agreement”

means the agreement, contained in the Data Room, between Posta Crne Gore DOO and the Company for the regulation of the mutual relationship between the companies formed by the change of status by the division of JP PTT saobracaj Crne Gore into Posta Crne Gore DOO and the Company dated 14 July 1999, agreement no. 04-2342, and the annex no. 04-1465, dated 10 February 2004.

“Share” or “Shares”	means any share or shares in the Company, including the Subject Shares.

“Share Transfer	means the application for the transfer of shares with the Application
Form”	CDA, in the form set out in Schedule 12 (Share Transfer
Application Form).

“Share Transfer Application
Notice Agreement”	means the document contemplated by Article 3.2 (Obligations at Closing), at Clause 3.2.2, to be executed in the form set out in Schedule 11 (Form of Share Transfer Application Notice Agreement).

“Signing Date”	means the date on which the Parties execute this Agreement, which is indicated by the date first written above.

“Social Programme”	has the meaning given to such term in Article 6.4 (Employee Matters; Social Programme) at Clause 6.4.2.

“Subject Shares”	has the meaning given to such term in Recital (B).

“Subsidiaries”	means Montenegro Card DOO Podgorica, MONET DOO Podgorica, and INTERNET Crna Gora DOO Podgorica, as defined on Schedule 13, the particulars of each of which are set out on Schedule 13.

“Tax”

means any tax (including any income tax, corporate income tax, withholding tax, capital gains tax, value added tax, sales tax, property tax, gift tax, estate tax, social contribution payments or mandatory insurances payments in respect of employees), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Telecommunications
Agency”	means the Agency for Telecommunications of the Republic of Montenegro.

“Tender”	means the public tender process by which the Subject Shares are to be sold, as arranged by the Sellers and the Tender Commission in accordance with the Governing Law.

“Tender Commission”

means the commission in charge of the public tender procedure in respect of the Company pursuant to the Privatisation of Economy Act of the Republic of Montenegro, published in the Official Gazette of the Republic of Montenegro, issue Nos. 23/96, 6/99, 59/00, and 42/04, and the Act on the Sale of Shares and Property by means of public tender (Official Gazette of the Republic of Montenegro, issues Nos. 8/99,31/00,14/03 and 59/03).

“Transfer”	shall have the meaning set out in Article 6.2 (Share Transfer Restrictions) at Clause 6.2.1.

“Warranties”

means the warranties and representations as set out in Schedule 4 (Warranties Given  by the Sellers under  Sub-Clause 5.1.1(i)), Schedule 5 (Warranties  Given  by the  Sellers under  Sub-Clause 5.1.1(ii)), and Schedule 6 (Warranties Given by the Purchaser under Sub-Clause 5.2.1).

2              Agreement to Sell and Purchase the Subject Shares; Purchase Price

2.1           Sale and Purchase of the Subject Shares

On the terms and subject to the conditions of this Agreement, including the restriction on transferring the Subject Shares set forth in Article 6.2 (Share Transfer Restrictions), the Sellers respectively agree to sell and the Purchaser agrees to purchase at the Closing the Subject Shares free from all Encumbrances and together with all rights attaching thereto under the Governing Law.

2.2           Purchase Price

2.2.1      The price to be paid for all of the Subject Shares shall be €114,000,000 (one hundred and fourteen million Euro) (the “Purchase Price”). For the avoidance of doubt, the Parties agree that the Purchase Price includes the Privatization Council’s Fee and the Advisor’s Fee, which shall be deducted from the Purchase Price and paid to the Privatization Council and the Advisors as required under the Escrow Agreement.

2.2.2      The Purchase Price to be paid to the Sellers on the Closing Date in accordance with the terms of the Escrow Agreement, shall be as follows:

(a)         €  111,069,574.97 (one-hundred-eleven-milion-sixsty-nine-thowsends-five-hudnred-seventy-four euros and ninety-seven cents) to the Government in respect of the transfer of 23,953,548 (twenty-three million nine hundred fifty-three thousand five hundred forty-eight) Shares; and

(b)         €  988,025.03 (nine hundred eighty eight thousand twenty five Euro and three cents) to the Employment Bureau in respect of the transfer of 213,080 (two hundred thirteen thousand eighty) Shares, subject to the prior deduction of the Privatisation Council’s Fee and the Advisor’s Fee.

2.3           Payment of Purchase Price and Transfer of the Subject Shares

2.3.1      The Sellers’ respective transfer of ownership of the Subject Shares to the Purchaser and the Purchaser’s payment to the Sellers of the Purchase Price shall be effected at Closing pursuant to and in accordance with Article 3 (Closing).

2.3.2      The Purchaser shall transfer the Purchase Price through bank transfer to the Escrow Account as required pursuant to the Escrow Agreement.

2.3.3      The obligation of the Purchaser to pay the Purchase Price shall be considered to have been satisfied at Closing upon the issuance of the Closing Transfer Notice, as defined in the Escrow Agreement.

2.3.4      It is expressly understood and agreed by the Sellers and the Purchaser that nothing in this Agreement shall or shall be interpreted to prevent the Purchaser from issuing the Termination Transfer Notice, as defined in the Escrow Agreement, to the Escrow Agent, provided, however, that the Purchaser shall be entitled to issue the Termination Transfer Notice only if the Purchaser has terminated this Agreement in accordance with Clause 8.1.3 or if the Purchaser has not been indisputably registered in the CDA as the owner of the Subject Shares, and, accordingly, the Closing has not occurred as provided under Clause 3.2.1. The Purchaser agrees that the Purchaser shall not be in any event entitled to issue the Termination Transfer Notice after the issuance of the Closing Transfer Notice.

3              Closing

3.1           Date and Place

3.1.1      The Sellers and the Purchaser shall mutually agree the Business Day on which the Closing will take place. Subject to the Parties’ rights under Article 8 (Termination and Other Remedies), the Parties agree that the Closing will occur not more than 28 (twenty-eight) calendar days after the date of the signing of this Agreement, provided that the Closing may occur only after the Purchaser confirms that the last of the closing actions listed in Clauses 4.1 and 4.3 has been satisfied or waived by the Party having the right to do so.

3.1.2      The Closing shall take place at a location agreed by the Sellers and the Purchaser in advance of the Closing Date.

3.1.3      Within two (2) Business Days after each of the Pre-Closing Actions in Clause 4.1 is satisfied, or waived by the Purchaser pursuant to Clause 4.2, and provided the Sellers have complied with Clauses 4.3.1(a), (b) and (c), the Sellers and the Purchaser shall send to the Escrow Agent written notice of the foregoing (which notice shall also specify the Closing Date and the location of the Closing) (the “Closing Date Notice”).

3.1.4      In accordance with the Escrow Agreement, the Purchaser shall effect the transfer of the Purchase Price to the Escrow Account, so that the Initial Escrow Funds, as defined in the Escrow Agreement, are received into the Escrow Account not later than 2 (two) Business Days before the Closing Date, as defined in the Closing Date Notice. The Escrow Agent shall notify the Parties of the arrival of the Escrow Funds on the Escrow Account, as required in the Escrow Agreement.

3.2           Obligations at Closing

3.2.1      If the Sellers have complied with their obligations under Clause 4.3, then, at the Closing the following actions shall be taken in the following order:

(a)         each Party shall deliver to the other a signed written statement, in the form of Schedule 10 to this Agreement, confirming that each of its respective Warranties remain complete and accurate as of the Closing Date;

(b)         the Sellers shall execute the application form attached as Schedule 12 (Form of Share Transfer Application) (the “Application Form”) to instruct the CDA to transfer the Subject Shares to the Purchaser, together with any other documents, which are necessary for the Purchaser to be registered in the CDA as the owner of the Subject Shares;

(c)         the Parties shall execute a written share transfer application notice in the form set out in Schedule 11, instructing the CDA to transfer the Subject Shares to the Purchaser, and inscribe the Purchaser into the Registry of Shareholders as the owner of the Subject Shares. The Purchaser and the Sellers shall on the Closing Date deliver the Share Transfer Application Notice Agreement to the CDA together with the executed application form;

(d)         the Sellers shall submit the Application Form and the Share Transfer Application Notice Agreement to the CDA and shall procure that the Purchaser becomes registered in the CDA as the owner of the Subject Shares on and as of the Closing Date;

(e)         following the Sellers’ delivery to the Purchaser of the appropriate, correctly and completely issued CDA form indisputably registering the Purchaser in the CDA as the owner of the Subject Shares, the Parties shall execute the Closing Transfer Notice in the form attached to the Escrow Agreement; and

(f)          in acknowledgement of the Parties’ agreement that the Purchaser is released from its Bid Bond on the Closing Date, the Sellers shall deliver to the Purchaser the original of the Bid Bond at the Closing.

3.3           Mutual Undertakings

3.3.1      The Parties shall refrain from taking any action, and shall notify each other immediately of any development, that may jeopardise or hinder Closing or the consummation of the transactions contemplated by this Agreement.

3.3.2      The Sellers and the Purchaser shall be obliged to provide each other with any and all information necessary for the consummation of transactions contemplated by this Agreement.

3.4           Breach of Closing Obligations

If either Party fails to comply with any obligation in Article 3.2 (Obligations at Closing), the Purchaser, in the case of non-compliance by the Sellers, or the Sellers, in the case of non compliance by the Purchaser, shall be entitled, by written notice:

(a)          to terminate this Agreement in accordance with the provisions of Clause 8.1.3(i) or 8.1.4(i), as the case may be;

(b)         to effect Closing so far as practicable, having regard to the defaults which have occurred (in addition to and without prejudice to all other rights or remedies available hereunder); or

(c)          to fix a new date for Closing (not being more than 15 (fifteen) Business Days after the  previously  agreed  Closing Date) in which case the  provisions of  Article 3.2 (Obligations at Closing) shall apply to Closing as so deferred.

4              Pre Closing Actions

4.1           The Sellers’ Pre-Closing Actions

In order that the Closing may proceed, the following actions shall have been taken:

4.1.1      the Sellers shall have caused the Board, in consultation with the Purchaser, to take all action required by Law in order to validly convene a meeting of the General Assembly, to be held within 30 (thirty) days after the date of the signing of this Agreement. That General Assembly will be convened on the basis of and will have the agenda in Schedule 14.  The Sellers shall cause the Board to distribute and to make available to the shareholders before the General Assembly, to the extent required by the Governing Law, those draft resolutions which are attached as Schedule 15, and such other resolutions as the Purchaser may instruct the Sellers to make available and distribute, taking into account the requirements of the Governing Law concerning the deadline by which the draft resolutions must be distributed and/or made available to the Company’s shareholders before an ordinary or extraordinary meeting of the shareholders;

4.1.2      the Government and the Company shall have entered into an agreement concerning the sale by the Government to the Company of all of the shares owned by the Government in INTERNET Crna Gora DOO, on terms which the Purchaser and the Government have agreed will be included in said sale agreement;

4.1.3      the issuance of the following undertakings, or the taking of the following actions, with the content agreed in advance with the Purchaser:

(a)         by the Government, confirming in writing that it will not, to the extent permitted by the Governing Law, cause or enable the police (the Ministry of Interior), the national security or security intelligence or any other similar forces under the control of the Government (A) to utilize their respective contractual rights to access and use the Company’s and the Subsidiaries’ respective telecommunications network and assets so as to conduct or provide any voice, data, alternative telecommunications services or similar services or activities, and will require said access rights to said telecommunications networks and assets to be used solely as required to enable said forces to conduct national security activities, or (B) to link or interconnect in any way any of the telecommunications network access or use rights between or among the Company’s and/or the Subsidiaries’, on the one hand, and any third party’s, on the other, respective telecommunications network and assets, so as to provide any Person other than said forces with the right to use or access such  network; and

(b)         taking into account the provisions of Clauses 7.3 and 7.4, the Government and the Company validly sign an agreement, in the form attached as Schedule 22, which terminates, with effect at the Closing Date, the Annex no 1 with Schedules no. 2 and no. 3 of the Optic Cable Agreement, which Annex and Schedules were signed between the Government (ref. no 01-3230/7 of the Ministry of Economy, dated December 21, 2004) and the Company (ref. number 04-12687, dated December 16, 2004), in order to enable the Company on the Closing Date to sign those amendments referred to in Clauses 7.3 and 7.4;

4.2           Waiver of the Pre-closing Actions

The Purchaser may waive satisfaction of each of the actions described in Clause 4.1 and proceed to Closing.  If the Purchaser waives satisfaction of said actions, then the Purchaser shall have no rights to make any claim against the Sellers for non-compliance with any of the Clause 4.1 actions which remained unfulfilled at the time of the waiver.

4.3           Proceedings Pending Closing Date

4.3.1      Pending the Closing Date, the Sellers undertake to procure that no event shall occur or circumstance arise that prevents Closing or renders Closing impracticable, and undertake to procure that:

(a)         the Board shall have validly resolved that, with effect on the date of the signing of this Agreement, (i) signature authority on behalf of the Company shall be exercised either by the joint signature of two Board members or the Executive Director together with any Board member, in respect of all Contracts the value of which exceeds or is likely to exceed €50,000 (fifty-thousand Euro) or its equivalent in any currency, whether under an individual Contract, or any specific purchase order signed pursuant to a framework Contract;

(b)         the appropriate management organ of each of Monet DOO Podgorica and Internet Crne Gore DOO Podgorica validly implement the required corporate action such that, with effect on the date of the signing of this Agreement, signature authority on behalf of each of said companies shall be exercised only by the joint signature of two authorized individuals in respect of all Contracts the  value of which exceeds or is likely to exceed €50,000 (fifty thousand Euro) or its equivalent in any currency, whether under an individual Contract or any specific purchase order signed pursuant to a framework Contract;

(c)         the Company shall and it shall cause each Subsidiary to prepare by 10 March, 2005 their respective audited IFRS accounts for the year ended 31 December 2004, and the Company shall prepare by 15 March 2005 its audited consolidated IFRS accounts for the year ended 31 December 2004. Each of the IFRS accounts so prepared shall be provided to the Purchaser immediately after their preparation by the Company or a Subsidiary, as the case may be; and

(d)         the Sellers will, and to the extent permitted by the Governing Law, will cause the Company and each Subsidiary to, act in good faith so as to (i) fulfil their respective pre-Closing Actions as quickly as practicable after the date of the signing of this Agreement and (ii) comply with the provisions of Clause 4.1 (Actions Pending Closing).

4.3.2      Pending the Closing Date, unless the prior written consent of the Purchaser is obtained (which shall not be refused or delayed where the best business interests of the Company require that such consent be given), the Sellers undertake to procure that:

(a)         neither the Company nor any Subsidiary shall carry on its respective business other than in the Ordinary Course of Business;

(b)         neither the Company nor any Subsidiary will (i) pay up, create, allot or issue or agree to pay up, create, allot or issue, any participation, share or loan capital or (ii) acquire or agree to acquire any participation, share or loan capital, of any company in which the Company or any Subsidiary does not, as of the date hereof, own such a participation, share or loan capital, or (iii) increase or agree to increase any participation, share or loan capital of any company in which the Company or any Subsidiary owns, as of the date hereof, such participation, share or loan capital;

(c)         neither the Company nor any Subsidiary will permit any of its respective insurance policies to lapse or do anything which would make any relevant policy of insurance void or voidable;

(d)         neither the Company nor any Subsidiary will increase or agree to increase the payments (including without limitation salaries, pension contributions (other than those required by the Governing Law), bonuses, commission and benefits in kind) of its directors or employees, including, without limitation and by way of example, by the amendment of any provision of any collective bargaining agreement currently in force and binding upon the Company or the relevant Subsidiary;

(e)         neither the Company nor any Subsidiary will acquire or dispose of any asset, or group of assets, the value of which, individually or in the aggregate, exceeds €50,000 (fifty thousand Euro) or its equivalent in any currency, whether such assets are acquired or disposed in a single or in a series of related or unrelated transactions;

(f)          neither the Company nor any Subsidiary will enter into, or agree to enter into, any Contract, whether general or specific, the value of which is or may be, and/or the payments to be made under which, regardless of the term of the Contract, will or might exceed €50,000 (fifty thousand Euro) or its equivalent in any currency;

(g)         neither the Company nor any Subsidiary will make or undertake to make any capital expenditures the value of which will or might exceed €100,000 (one hundred thousand Euro) or its equivalent in any currency;

(h)         neither the Company nor any Subsidiary will act or omit to act in any manner which would be likely to put either the Company or any Subsidiary in breach of any of the Seller’s Warranties given on Schedule 4 or 5 in respect of the Company or the Subsidiary, as the case may be;

(i)          neither the Company nor any Subsidiary will (i) call a meeting of its shareholders or stakeholders, as the case may be, for any purpose, including, without limitation, to approve its respective IFRS accounts for the financial year ended 31 December 2004, and/or declare any dividend in respect of its 2004 financial year, or take any other action of the shareholders or stakeholders of the relevant Company and Subsidiary, as the case may be, other than as required under this

Agreement, and (ii) pay or declare any dividend or make any other distribution, whether in cash or in kind, of its respective cash or other assets;

(j)          neither the Company nor any Subsidiary will enter into or agree to enter into any Contract the term of which is or may be longer than two (2) years from the date of the entry into of the Contract, unless expressly required under, and then only in the manner required by, this Agreement;

(k)         the Board will not amend or alter the Rules on the Settlement of Residential Issues (the “Rules”) or that resolution pursuant to which the Board allocated €5,000,000 (five million Euro), as increased by any repayments made to the Company under the Rules, and neither the Board nor any Subsidiary will make any allocations, not previously made by 15 December 2004, of funds available under said Rules and resolution or, in respect of the Subsidiaries, under any and similar program;

(l)          neither the Company nor any Subsidiary will be required, committed or permitted to provide, make or pay any subsidies, grants, gifts, donations, stipends or support payments to any Person for any reason or purpose whatsoever, other than (i) pursuant to an agreement or contract included in the Data Room or on the Documents Index, and (ii) to support professional or amateur sports in the Republic of Montenegro;

(m)        other than as expressly required by this Agreement, the Sellers will not request that a General Assembly of the Company be called, and will not cause or allow, to the extent permitted by Governing Law, that the management of the Company call a meeting of the stakeholders of any Subsidiary, to amend the Constitutive Document of the Company or any Subsidiary, such that said Document contains any provisions different from those included in that copy of said Document which was contained in the Data Room;

(n)         neither the Company nor any Subsidiary will enter into or agree to enter into any Contract concerning any matter which provides for revenue sharing as a basis for the compensation to be paid by the Company or any Subsidiary, as the case may be, to any Person;

(o)         neither the Company nor any Subsidiary will agree conditionally or otherwise to do any of the foregoing; and

(p)         the Sellers will, and to the extent permitted by the Governing Law, will cause the Company and each Subsidiary to, act in good faith so as to (i) fulfil their respective pre-Closing Actions as quickly as practicable after the date of the signing of this Agreement and (ii) comply with the provisions of this Clause 4.3.

4.3.3      Pending Closing, the Purchaser undertakes to make a representative of the Purchaser available to the Sellers, the Company and the Subsidiaries in Podgorica, to facilitate communication between them concerning and thereby the performance of the provisions of Clause 4.3.2. Said Purchaser’s representative shall, in particular, make him or herself available to the Board and the Executive Director of the Company from the date hereof through Closing, during the working hours of the Company and the Subsidiaries, to consult with the Company and each Subsidiary in respect of the matters described in Clause 4.3.2.  The Sellers shall, and shall cause the Company and each Subsidiary, to the extent permitted by Law, to co-operate fully with the Purchaser’s representative and to immediately inform that representative of the occurrence of any event which might constitute a Material Adverse Change.

4.4           In the period between the date of the signing of this Agreement and the General Assembly Date, the Parties agree that the Company and the Subsidiaries will act in accordance with the provisions of Clause 4.3.

5              Representations and Warranties

5.1           Representations and Warranties of the Sellers

5.1.1      Sellers’ Representations and Warranties

(i)          Each Seller hereby represents and warrants to the Purchaser that, except as reasonably ascertainable on or from a document contained in the Data Room, or a document listed on the Documents Index, the statements set out in Schedule 4 (Warranties Given by the Sellers under Sub-Clause 5.1.1 (i)) and are true and accurate in all respects as at the Signing Date.

(ii)         Each Seller hereby represents and warrants to the Purchaser that, except as reasonably ascertainable on or from a document contained in the Data Room, a document listed on the Documents Index, or the Positive Legislation, the statements set out in Schedule 5 (Warranties Given by the Sellers under Sub-Clause 5.1.1(ii)) are true and accurate in all respects as at the Signing Date.

5.1.2      Repeating of Sellers’ Representations and Warranties

(i)          Each Seller hereby represents and warrants to the Purchaser that, except as reasonably ascertainable on or from a document contained in the Data Room or a document listed on the Documents Index, the statements set out in Schedule 4 (Warranties Given by the Sellers under Sub-Clause 5.1.1 (i)) will be true and accurate at Closing as if they had been repeated at Closing.

(ii)         Each Seller hereby represents and warrants to the Purchaser that, except as reasonably ascertainable on or from a document contained in the Data Room, a document listed on the Documents Index, or the Positive Legislation, the statements set out in Schedule 5 (Warranties Given by the Sellers under Sub-Clause 5.1.1(ii)) will be true and accurate at Closing as if they had been repeated at Closing.

5.1.3      No Implied or Other Representations and Warranties

The Sellers make no representations and warranties other than those expressly set forth in Clause 5.1.1 (Sellers’ Representations and Warranties) and Clause 5.1.2 (Repeating of Sellers’ Representations and Warranties).

5.2           Representations and Warranties of the Purchaser

5.2.1      Purchaser’s Representations and Warranties

The Purchaser hereby represents and warrants to the Sellers that the statements set out in Schedule 6 (Representations and Warranties Given by the Purchaser under Sub-Clause 5.2.1) are true and accurate in all respects as at the Signing Date.

5.2.2      Repeating of Purchaser’s Representations and Warranties

The Purchaser hereby represents and warrants to the Sellers that the statements set out in Schedule 6 (Representations and Warranties Given by the Purchaser under Sub-Clause 5.2.1) will be true and accurate in all respects at Closing as if they had been repeated at and upon Closing.

5.2.3      No Implied Representations and Warranties

The Purchaser makes no representations and warranties other than those expressly set forth in Clause 5.2.1 (Purchaser’s Representations and Warranties) and Clause 5.2.2 (Repeating of Purchaser’s Representations and Warranties).

5.3           Further Acknowledgements, Undertakings and Covenants

5.3.1      The Sellers, on the one hand, and the Purchaser on the other, each understands and acknowledges that the offer and sale of the Subject Shares depends upon the accuracy and truthfulness of the representations and warranties it has made in this Agreement and that each of the Sellers, on the one hand, and the Purchaser, on the other, is relying on the truth and accuracy of such representations and warranties in the sale of the Subject Shares.

5.3.2      On the date of the signing of this Agreement, the Parties will review the index of the contents of the Data Room and the Documents Index, to confirm the completeness of each of said indecies and of the contents of the Data Room, as supplemented by the copies of each of the documents on the Documents Index. After such confirmation by the Parties, the whole contents of the Data Room, together with copies of each of the documents listed on the Documents Index, will be sealed and kept in the premises of the Company for a period of 10 (ten) years and 90 (ninety) days from the Closing Date.

5.3.3      The Government further covenants that it will provide, within its competence  reasonable assistance to the Company or any of its Subsidiaries, which assistance may be required before and after Closing, in all events where Governmental Authorities might be involved.

6              Commitments of the Purchaser

6.1           National Interest Commitments

6.1.1      The Purchaser agrees that it shall procure, to the extent permitted by Law, that the Company maintains the Optic Cable Agreement, in accordance with its terms, in effect between the Company and the Government from time to time, provided that the police (i.e., the Ministry of the Interior) comply with the contractual obligations arising from said Optic Cable Agreement and use the Company’s assets made available to the police (i.e., the Ministry of the Interior) under said Optic Cable Agreement for the sole purposes of the conduct by the police (i.e., the Ministry of the Interior) of the safeguarding of national security.

6.1.2      The Purchaser herein agrees and commits that, for a period of 8 (eight) years after Closing, it shall procure, to the extent permitted by Law, that the Company and Monet DOO Podgorica refrain from transferring, disposing or otherwise creating any Encumbrance over any Core Asset and refrain from disposing of in any manner or shutting down (other than as reasonably necessary for the performance of maintenance, repairs or technological upgrades) any Core Assets (or any portion thereof). The Parties agree that the following shall not constitute a “disposal”:

(i)              the replacement of all or part of a Core Asset by (A) one which is technically equal or superior, including due to the use or implementation of more modern technology, or (B) one which is of similar nature or function, or (C) one the implementation of which, in the Purchaser’s determination, is more commercially feasible than that of the replaced Core Asset, provided that, if the disposed Core Asset was located in the Republic of Montenegro, the replacement must also be located in the Republic of Montenegro; or

(ii)             the depreciation to zero of a Core Asset on the books of account of the Company or Monet DOO, Podgorica; or

(iii)            if some or all of the Core Assets are transferred as a result of the Company’s or Subsidiary(ies)’s involvement in a merger, spin off or corporate reorganization.

The Parties also agree that notwithstanding the provisions of this Clause 6.1.2, (i) the creation of an Encumbrance over a Core Assets is permitted if the Encumbrance is reasonably required in order to enable the international expansion of the business activities of the Company and/or of any Subsidiary; and (ii) the continuation of any Encumbrance existing on the date of the signing of this Agreement may continue in force and be renewed throughout the period referred to in this Clause 6.2.1.

6.2           Share Transfer Restrictions

6.2.1      Until the 5th (fifth) anniversary of the Closing Date, the Purchaser shall not, without obtaining the advance approval of the Government, acting on behalf of the Sellers, sell, transfer or create any Encumbrance over or in, any of the Subject Shares (collectively, “Transfer”), in favour of or to any third party, other than a DT Group Company, pursuant to Clause 6.2.4. Prior to any such Transfer taking place, the third party to whom the Subject Shares will be transferred must agree in writing to be bound by the terms of this Agreement. The form of the request for permission from the Sellers for the Transfer and the third party’s undertaking to be bound by the provisions of this Agreement are attached as Schedules 16A and B. The Parties agree that the Government may not unreasonably withhold or unreasonably delay the issuance of its approval for the Transfer.  The Government may reasonably withhold its approval for the Transfer of the Subject Shares to a third party if said third party is not an internationally recognized leading provider of telecommunications services or if the Government has reasons to believe that the said third party is not able to fulfil the obligations stipulated in the Agreement. The Parties also agree that if the Government does not respond to the Purchaser’s request for approval of a Transfer to a third party within forty-five (45) calendar days from the date of the Government’s receipt of such request, this shall be deemed to be an unreasonable delay in responding to the Purchaser’s request for consent.  If the Government’s consent is unreasonably delayed, the Purchaser shall be permitted to transfer the Subject Shares to that third party indicated in the Purchaser’s written request to the Government for its approval of the Transfer.

6.2.2      The Parties undertake to register the restriction provided in Clause 6.2.1 with the Registry of Shareholders at the time of the transfer of the Subject Shares to the Purchaser in accordance with Clause 3.2 (Obligations at Closing).

6.2.3      For the avoidance of doubt, in the event that the Purchaser is involved in a merger, de-merger or corporate reorganization, the provisions of this Article 6.2 (Share Transfer Restrictions), insofar as they relate to the Purchaser, will apply to any successor entity of the Purchaser.

6.2.4      Until the 5th (fifth) anniversary of the Closing Date, the Purchaser shall notify the Government in advance of a Transfer of the Subject Shares to a DT Group Company.  The Parties agree that in connection with said Transfer:

(i)              to DT or T Mobile, (A) the relevant DT Group Company must agree in writing to be bound by the terms of this Agreement; and (B) the Purchaser must guarantee for the benefit of the Sellers the DT Group Company’s compliance with the provisions of this Agreement. The form of the notification to the Sellers and the documents described in (A) and (B) of the immediately preceding sentence are attached in Schedules 17A through 17C.; and

(ii)             to a Holding Company, then the Purchaser must assume joint and several liability with said Holding Company for the Holding Company’s compliance with the provisions of this Agreement.  The form of the notification to the Sellers and the undertaking described in this Clause 6.2.4(ii) are attached in Schedules 17A and 17D.

6.2.5      For the avoidance of doubt, notwithstanding any provision of this Article 6.2, the Purchaser and any permitted transferee of the Subject Shares shall, after the fifth (5th) anniversary of the Closing Date, be free to Transfer the Subject Shares in any manner and to any Person.

6.3           Business Plan; Key Performance Indicators

6.3.1      Business Plan

(a)           The Purchaser agrees and covenants to use its reasonable commercial efforts, to implement in the four (4) year period starting on 1 January 2006 (the “Business Plan Period”), a business plan in respect of the Company (the “Business Plan”) which takes into account (i) the information set out in the business plan submitted by the Purchaser in the Tender, referred to on Schedule 18, (ii) the economic requirements and best interests of the Company, (iii) the results of the implementation of the Company’s business plan for the 2005 calendar year (the “2005 Business Plan”), (iv) Actual Demand, (v) the technical and economic evolution of the development of the Montenegrin telecommunications market, and (vi) the stated goals of the Company’s privatization process. The Sellers acknowledge that the 2005 Business Plan was prepared and approved by the Company during the Tender and the Purchaser has agreed that after the General Assembly the Company will continue to implement the 2005 Business Plan under economically reasonable terms.  Accordingly, the Parties agree that the implementation of the 2005 Business Plan is excluded from the Purchaser’s commitment to implement the Business Plan during the Business Plan Period.

(b)           Consistent with the standard planning procedures of companies which are part of the DT corporate group, the details of the Company’s Business Plan shall be established each year during the Business Plan Period, under:

(i)            a three (3) year rolling forward basis, such that, for example, the Company shall in the last calendar quarter of 2005 prepare the first rolling forward three year business plan for the years 2006 through 2008, and in the last calendar quarter of 2007 prepare the last rolling forward three year business plan, for the yeast 2008 through 2010.

The three year rolling forward business plan for the calendar years 2006 through 2008 shall take into account the key performance indicators referred to in Section 6.3.2; and

(ii)           the Company, exercising its best business judgement, will annually determine the detailed elements of the Business Plan which the Company will implement in that given year (the “Annual Business Plan”).

In each year of the Business Plan Period, the Purchaser shall cause the Company to provide the Annual Business Plan to that Ministry of the Republic of Montenegro which has jurisdiction over the telecommunications industry (the “Ministry”), within fifteen (15) days after the date on which the relevant management organ of the Company adopts the relevant Annual Business Plan. The Ministry will monitor the development of the Company taking into account the information in the Annual Business Plans so provided to it.

(c)             The Sellers hereby acknowledge that the 2005 Business Plan and each Annual Business Plan prepared during the Business Plan Period constitutes a business secret of the Company and the Sellers therefore agree to, and agree to cause their directors, managers, employees, representatives, agents, and advisors to, treat each of said Annual Business Plans as a strictly confidential business secret, and further agree not to disclose, or permit the disclosure in whole or in part, to any Person of any of said Plans.

6.3.2      The Purchaser shall use its reasonable commercial efforts to procure, to the extent permitted by Law, that the Company, Monet DOO Podgorica and Internet Crne Gore DOO Podgorica achieve the following key performance indicators by 31 December 2008:

(i)          the increase of the internet penetration in the Republic of Montenegro in accordance with the economic development and with personal computer penetration levels in the said Republic, to fulfil Actual Demand for internet services;

(ii)         the increase of the installation of ADSL broadband connections to households in accordance with economic development in the Republic of Montenegro to fulfil Actual Demand for said connections;  and

(iii)        the realisation of network investments to include economically feasible international route(s) to the borders of the Republic of Montenegro, which, in the exercise of the business judgment of the Company, are appropriate to fulfil Actual Demand for international telecommunications traffic capacity.

6.3.3      The Purchaser will maintain the Company’s headquarters in the Republic of Montenegro.

6.3.4      The Purchaser undertakes to procure, to the extent permitted by Law, that through the second (2nd) anniversary of the Closing, the Company purchases as much equipment and materials as possible in the Republic of Montenegro, provided that the quality and price of said equipment and materials are competitive with the prices of similar or commercially appropriate alternative equipment and materials, available internationally. It is understood and agreed that the purchase of services, including, without limitation, those services required to support the operation or maintenance of materials and equipment procured by the Company outside the Republic of Montenegro pursuant to the immediately preceding sentence, are expressly exempted from the foregoing undertaking. In connection with the Purchaser’s undertaking in this Clause 6.3.4, the Parties acknowledge that the equipment and materials which may be protected by the Governing Law applicable to foreign trade matters are those at least 51% of the total value of which has been created in the Republic of Montenegro.

6.4           Employee Matters; Social Programme

6.4.1      Until the fifth (5th) anniversary of the Closing Date;

(i)            the Purchaser agrees that it shall procure, to the extent permitted by the Law, that the Company shall maintain in effect all provisions of the Individual Collective Bargaining Agreement;

(ii)           the Individual Collective Bargaining Agreement may be amended only with the consent of the Company and the relevant Trade Union; and

(iii)          if the Government is required to amend the General Collective Bargaining Agreement, or cause the entering into of the Industrial Collective Bargaining Agreement, the Government hereby agrees to reimburse the Company for all negative financial effects that may occur as a result of such action(s).

6.4.2      The Purchaser agrees that within two (2) months after the General Assembly Date, the Purchaser will develop a voluntary redundancy programme in respect of the Company. The commitments of the Purchaser given in Clauses 6.4.1 (i) and (ii) and 6.4.2 are referred to in this Article 6.4 as the “Social Programme”.

6.4.3      The Purchaser hereby agrees to use its best efforts, to the extent permitted by Law to procure that the Company start talks with the representative Trade Union of the Company within six (6) months after the Closing Date, to define and fulfil the needs of the employees within the framework of the existing Individual Collective Bargaining Agreement of the Company.

6.4.4      The Purchaser agrees that, for the period of at least four (4) years after Closing, to the extent permitted by Law, the Purchaser will procure that the Company only engages the specialised personnel of the Company and will only engage personnel who are employees of the Purchaser or its Affiliates to a limited extent, and only up to the amount of €10 million (ten million Euro) or its equivalent in any currency in total for the four (4) year period and not more than €4 million (four million Euro) or its equivalent in any currency for the first (1st) year after Closing and not more than €2 million (two million Euro) or its equivalent in any currency in any of the subsequent three (3) years after the Closing.

6.4.5      The Purchaser agrees and commits that if, as a result of the decision of the Company, employees are shifted to new work posts due to technological changes, the Company will provide the necessary training to such employees.

6.4.6      The Purchaser agrees and commits to procure, to the extent permitted by Law, that the Company observe the Rules on the Settlement of Residential Issues and by-laws of the Company which provide for a certain plan and programme for the settlement of the residential requirements of the Company’s employees, as stated in the resolution of the Board regarding the implementation of said Rules. The Purchaser agrees to use its best efforts, to the extent permitted by Law, to cause the Company to establish such relationship with banks in the Republic of Montenegro, in order to facilitate more straightforward and cost effective obtaining of housing loans for the employees of the Company, to achieve the long term settlement of the housing needs of the employees of the Company.

6.4.7      In acknowledgement of the Purchaser’s undertakings in this Article 6.4, the Government undertakes, to the extent permitted by the Governing Law, that it will not cause or allow the amendment of the General Collective Bargaining Agreement, nor the entering into of the Industrial Collective Bargaining Agreement before the General Assembly Date, and that it will not agree before the General Assembly Date to any such amendment or to the entering into of said agreement with effect after the General Assembly Date. Further, the Government will not, to the extent permitted by the Governing Law, allow or cause the Company to amend the existing Individual Collective Bargaining Agreement before the General Assembly Date or to agree before the General Assembly Date to amend said Agreement with effect after the General Assembly Date.

6.5           Maintenance of Company’s Identity, Status, Business

6.5.1      The Purchaser hereby commits and agrees that, until the 5th (fifth) anniversary of the Closing Date, it shall:

(a)         maintain the main fields of the Company’s business activities as stated in its Statute in effect on the date of the signing of this Agreement, it being understood and agreed that the Company’s business activities, as stated in its Statute in effect from time to time may be increased or extended as needed to enable the Company’s business to expand in a commercially appropriate manner, including, without limitation, any amendment of the Statute as a result of a merger, demerger or corporate reorganization involving the Company and any Subsidiary; and

(b)         procure, to the extent permitted by Law, that the Purchaser refrain from causing or taking actions likely to cause the economic impairment of the Company and thereby result in its bankruptcy.

6.5.2      The Purchaser commits and agrees to procure, to the extent permitted by Law, that the Company fulfils its obligations under the Separation Agreement including its Annex number 04-1465 dated 10 February 2004 to that Agreement, for the term of the Separation Agreement, ending in 2007, and that the Company will not exercise its rights under article 3(3) of said Annex to the Separation Agreement.

6.5.3      The Purchaser and the Sellers commit and agree that until the earlier to occur of (i) 31 December 2006, or (ii) that date which falls 10 (ten) Business Days before the implementation of the tariff rebalancing for 2006, pursuant to Telecommunications Agency resolution number 01-1953/4 of 13 December 2004, the Company will continue to invoice to and collect for the benefit of the Agency for Radio Diffusion the radio diffusion subscription fee from those Persons who have entered, or will after the Closing Date enter, into a contract with the Company for fixed line telecommunications services. The Parties acknowledge and confirm that the Company does not and shall not have any liability to any of the Sellers, the Agency for Radio Diffusion, and/or the Radio Diffusion Center, for the amount of any radio diffusion fees invoiced by the Company on the monthly bills issued to its customers, which invoiced fee is not paid to the Company by the invoiced Person.  The Parties agree that, upon the Purchaser’s request, the Government shall cause the Agency for Radio Diffusion, and the Purchaser shall cause the Company, in each case as permitted by Law, to negotiate reasonably and in good faith with one another concerning the continuation of the further invoicing and collection by the Company of the radio diffusion subscription fee before the dates mentioned in this Clause 6.5.3.  The Purchaser may make such request only if, at any time after the Closing Date, the Purchaser documents in writing to the Government that (i) more than 3% (three per cent) of Customers have terminated their contract for fixed line telecommunications services with the Company, or (ii) the Company was required, in accordance with its policies in effect from time to time, to terminate the fixed line telecommunications services contract with more than 3% (three percent) of Customers due to non-payment of the amounts invoiced by the Company. The Parties agree that said negotiations (i) will start within fifteen (15) days after the date on which the Purchaser’s written request to start such negotiations is sent to the Government, and (ii) will end within thirty (30) days after they are started, in a manner satisfactory to the Company and the Government.

6.5.4      The Parties agree as follows in respect of the stake which the Company owns in Monet DOO Podgorica (the “Stake”):

(i)              until the earlier to occur of (i) the 2nd (second) anniversary of the Closing Date, or (ii) a date on which the Purchaser becomes registered in the CDA as the owner of 90% (ninety per cent) plus one (1) Share, the Purchaser shall not, without obtaining the advance approval of the Government, acting on behalf of the Sellers, Transfer the Stake to any third party. The Parties agree that for purposes only of this paragraph, a third party means and includes any DT Group Company; and

(ii)             if by the second (2nd) anniversary of the Closing Date, the Purchaser has not become registered in the CDA as the owner of 90% (ninety per cent) plus one (1) Share, then the Parties agree as follows.  Until the earlier to occur of (i) the fifth (5th) anniversary of the Closing Date, or (ii) the date on which the Purchaser has become registered in the CDA as the owner of 90% (ninety per cent) plus one (1) Share, if the Purchaser wishes to Transfer the Stake, the Purchaser may do so only if the Purchaser makes an offer, in accordance with the Governing Law, to all of the owners of the Shares of the Company, to purchase their Shares for the price of € 2.2 (two Euro and twenty cents), which shall remain open for acceptance for at least thirty (30) days. The Parties acknowledge that the Purchaser may Transfer the Stake to any Person once it has made said purchase offer.

In connection with the above, the Sellers acknowledge that the Company is free to Transfer its ownership interest in any Subsidiary which is not expressly referred to in this Clause.

6.6           Related Party Transactions

The execution of any Contract by the Company or any Subsidiary, or the delivery of any order, or a series of related Contracts, related deliveries or related orders, with or to the Purchaser or an Affiliate of the Purchaser shall occur only to the extent that such transaction is carried out in good faith and in compliance with the provisions of this Agreement, the Company’s business interests and on arm’s length terms in accordance with the international standards.

6.7           Commitment Certificate

6.7.1      Not later than the last Business Day of the first calendar quarter of 2007, and in each of the four (4) calendar years occurring thereafter, the Company shall prepare and submit to the Sellers a performance report concerning the Company’s implementation in the immediately preceding calendar year of the Social Programme for that immediately preceding calendar year.  Said report shall state in reasonable detail the measures taken for the fulfilment of the Social Program.

6.7.2      The Sellers shall review the Company’s certificate and shall have a period of ninety (90) calendar days from the Sellers’ receipt of the Company’s certificate to pose to the Company any questions concerning said certificate. If the Sellers pose any such questions, the Company shall respond to said questions within ninety (90) calendar days from the Company’s receipt of said questions.

6.7.3      If the Sellers so request in writing to the Purchaser, the Purchaser and the Sellers shall jointly agree on the appointment of an independent auditor, being an international accounting firm with an office in the Republic of Montenegro, experienced in the telecommunications industry, privatization matters, and labour law maters, to review the Company’s certificate and to confirm the Purchaser’s fulfilment, or otherwise, of the Social Programme, as stated in the Company’s certificate. The Sellers and the Purchaser shall have a period of ninety (90) calendar days from the Purchaser’s receipt of the Sellers’ request to appoint an auditor pursuant to this section 6.7.3, to agree concerning the appointment of said auditor. The fees of the auditor shall be paid as required pursuant to Clauses 6.7.5 or 6.7.6, as the case may be, and the Parties shall take said provisions into account when appointing and signing the engagement letter with the auditor.

6.7.4      The auditor shall have a period of one hundred and twenty (120) days to analyse the information set out in the Company’s certificate and issue a written report concerning its findings. The Parties shall co-operate fully with the auditor and shall provide to the auditor all of the information requested so as to enable the auditor to analyse the information set out in Company’s certificate. The Parties agree that the auditor’s finding in respect of the Company’s certificate shall be final and binding on the Parties.

6.7.5      If the auditor determines that the Purchaser has materially deviated from the Social Programme, the Company shall pay the fees and costs of the auditor, and the Purchaser shall remedy, consistent with Clauses 6.4, those material breaches of the implementation of the Social Programme identified in the auditor’s written findings. The auditor shall be permitted to find that a material breach has occurred if and only if the Company has not directly or indirectly complied with a provision of the Social Programme and shall not have the right to find that a material breach occurred if a provision of the Social Programme was achieved in a manner other than the manner stated or foreseen in that Programme.

6.7.6      If the auditor determines that the Purchaser has not materially deviated from the Social Programme, the Sellers shall pay the fees and costs of the auditor.

6.8           Compliance with Purchaser Commitments

The Purchaser, as the majority shareholder of the Company, undertakes to procure, to the extent permitted by Law, that the persons it has nominated for election to the Board, to the extent such person is elected to said Board, exercise their respective business judgment in the best economic interests of the Company, taking into account the commitments under this Article 6 (Commitments of the Purchaser).

6.9           Compliance with Sellers Commitments

The Government shall exercise its powers and take all necessary steps, in accordance with Law, to give full effect to the provisions of this Agreement and to allow the Company and each Subsidiary to conduct its respective business, as currently being conducted and as contemplated in and required under this Agreement.

7              Commitments of the Parties

7.1           Permits

7.1.1      The Sellers undertake to cause the Company and the Subsidiaries to submit, before the Closing Date, thorough and complete applications to the relevant Public Authority to obtain all outstanding Permits, including those listed on Schedule 19 and all Permits that are not listed on Schedule 19 but which are required by the Company or any Subsidiary for the continued (i) conduct of their respective business and/or (ii) ownership and/or operation of their respective assets existing on the date of the signing of this Agreement (collectively, the “Required Permits”).  The Sellers will support, to the fullest extent permitted by Governing Law, the Company’s and the relevant Subsidiary’s communication with the relevant Public Authority following the submission of such applications, to request the issuance of the Required Permits on an expedited basis. The Parties agree that other than as disclosed on the Documents Index, before the General Assembly Date, the Sellers will not cause the Company to pay more than € 500,000 (five hundred thousand Euro) in application fees to obtain all of the Required Permits.

7.1.2      Following the General Assembly Date, the Sellers shall continue, in accordance with the Governing Law, to support and assist the Company and the relevant Subsidiary (ies) in obtaining on or before 31 December 2005 the Required Permits (which were required prior to the General Assembly Date).  The Sellers undertake to fully co-operate with the Purchaser, the Company, and each Subsidiary, to the fullest extent permitted by Governing Law, to put the Company and the Subsidiaries after the General Assembly Date in a position to continue their respective operations, as conducted prior to the General Assembly Date, pending the obtaining of, and notwithstanding the lack, of the Required Permits (which were required prior to the General Assembly Date). On and as from the General Assembly Date, the Sellers shall procure, to the extent permitted by Governing Law, that Governmental Authorities do not interfere with or cause the cessation of the operation or asset(s) of the Company and/or any Subsidiary pending their respective obtaining of the Required Permits (which were required prior to the General Assembly Date).

7.1.3      On or before 31 March 2007 the Purchaser will deliver to the Government the list of Permits required by the Company and the Subsidiaries to operate those assets owned by the Company and the Subsidiaries before the General Assembly Date, which Permits remain outstanding on 31 March 2007, or such other date as is stated on the list (the “Updated Permit List”).  The Sellers’ indemnification obligation under Clause 7.2.1(a) will continue to apply only to the Permits listed on that Updated Permits List.

7.2           Specific Indemnifications

7.2.1      The Sellers undertake to indemnify the Company and the relevant of its Subsidiaries for all Losses and taxes  (“Damages”) which the Company and/or any Subsidiary is required after the General Assembly Date:

(a)             to incur towards or pay to (i) any Public Authority in respect of or on the basis of the Company’s or Subsidiary’s, as the case may be, failure to possess, at any time prior to the General Assembly Date, any Required Permit, or (ii) to any Person as a result of the Company or any Subsidiary being required at any time to remove, demolish, or stop using, on a temporary or permanent basis, any asset operated by it,  or to stop the operation, temporarily or permanently, in whole or in part, of the Company’s and/or the relevant

Subsidiary’s business as  a result of the Company’s or the Subsidiary’s failure to possess a Required Permit. The Purchaser confirms that any permits, licence or permission to be paid to a Governmental Authority for any assets, or services, newly implemented by the Company after the General Meeting Date, will be paid by the Company;

(b)             to pay to any Person, based on or relating to alleged exposure to radiation from the assets operated by the Company or the relevant Subsidiary, as the case may be (the “Radiation Damages”), which Radiation Damages the Governmental Authority determines occurred on or before the General Assembly Date;

(c)             to pay to any Public Authority, due to, from or relating to any Tax deficiencies determined to have been incurred or to have arisen in respect of Tax periods of the Company or the relevant Subsidiary which Tax periods ended on or before the General Assembly Date;

(d)           to pay to any Person, in respect of the ownership or right of use or access of the assets transferred by Monet DOO Podgorica to the Radio Diffusion Center, including without limitation those assets in respect of which Pro Monte GSM DOO Podgorica has the right of use or access pursuant to the Co-Location and Facility Sharing / Right of Way and Establishment Agreement among the Company and Pro Monte GSM DOO Podgorica, dated 20 December 2001;

(e)           to pay to any Person any telecommunications industry-specific, revenue based fee, which does not exist on the date of the signing of this Agreement, other than such fees as may be required to be paid under the universal services obligation, to be defined by the Law in accordance with Clause 7.5.5.

7.2.2      Without regard to the provisions of Article 8 hereof, the Parties confirm that the Sellers agree to indemnify the Company and/or the relevant Subsidiary (ies) as the case may be for the matters described in this Clause 7.2. as follows:

(a)           in respect of Clause 7.2.1(a), subject to the limitations of time stated in said Clause

(b)           in respect of Clauses 7.2.1(b), only to the extent that the relevant Damage (i) was incurred before the General Assembly Date, and (ii) arises from a claim or series of related or unrelated claims exceeding €300,000 (three hundred thousand Euro) or its equivalent in any currency, in which case the Sellers’ indemnification obligation shall be for the amount of the Damages incurred above €300,000 (three hundred thousand Euro);

(c)           in respect of Clause 7.2.1(c), until the tenth (10th) anniversary of the General Assembly Date; and

(d)           in respect of Clause 7.2.1(d) and (e), without regard to the date on which the Damage described in the relevant Clause arose.

7.2.3      Where any Damage subject to a specific indemnity under this Clause 7.2 is suffered or incurred by the Company or a given Subsidiary, and subject to the limitations of the Sellers’ liability set out in this Clause 7.2, the Purchaser shall be entitled on behalf of the Company or the relevant Subsidiary to claim compensation from the Sellers, for the amount of the actual Damages incurred, and the proceeds received as a result of such claim shall be disbursed to the Company or the relevant Subsidiary, as the Purchaser instructs.

7.2.4      For the avoidance of doubt, the Purchaser shall not be entitled to claim under this Clause 7.2.3 more than once for the same loss or damage, on its own account and on the account of any of its Affiliates (including the Company or a Subsidiary), provided, however, that Damages incurred towards various Governmental Authorities on the basis of the absence of a single Required Permit shall not be deemed to be the “same loss or damage” and accordingly, the Purchaser shall be permitted to claim recovery of said damages under Clause 7.2.3.

7.3           Providing services to the Radio Diffusion Center

If the agreement referred to in Clause 4.1.3(b) is validly signed and becomes effective on the Closing Date, then the Purchaser undertakes to procure, to the extent permitted by Law, that on the Closing Date the Company signs a commercial agreement with the Radio Diffusion Center, in the form attached as Schedule 20, pursuant to which the Company will provide to the Radio Diffusion Centre free of charge up to two (2) times 6 Mb/s of capacity to enable transmissions by each of two national television channels and each of two national radio channels, only of their respective television and radio signals, and without the right to sublease said capacity to any third party.  Said agreement shall be for a term which is until the earlier to occur of: (i) twenty (20) years after the Closing Date; or (ii) the date of the sale by the Government or any Ministry of the Republic of Montenegro, acting on behalf of the Government, of a stakeholding or shareholding, as the case may be, in the Radio Diffusion Center which, whether on a percentage basis or through the corporate governance rights attached thereto, enables the purchaser of said stakeholding or shareholding, as the case may be, to exercise control over the Radio Diffusion Center.

7.4           Providing services to the Universities

If the agreement referred to in Clause 4.1.3(b) is validly signed and becomes effective on the Closing Date, then the Purchaser undertakes to procure, to the extent permitted by Law, that on the Closing Date the Company signs an agreement, in the form attached as Schedule 21, with the University of the Republic of Montenegro under which the Company will provide for a period of twenty (20) years, free of charge; (i) LAN capacities of up to 100 Mbit/s, on those relations listed on schedule A to said agreement, provided that the University shall be required to pay the Company for any upgrades of their respective transmission equipment which the University might require during said twenty (20) year period; and (ii) connection capacities of up to 2 Mb/s on those relations listed on schedule B to said agreement. The agreement will provide that the University will be permitted to use the leased capacities solely for its internal data communications requirements, without the rights of sublease to third parties or to use said capacities to provide Voice Over Internet Protocol services, or to interconnect said capacities to any other networks, except that a connection to either the private network maintained by the University of Belgrade, or to any one other private network of a public academic institution located outside the Republic of Montenegro, will be permitted.

7.5           Mutual acknowledgments

7.5.1      The Parties acknowledge that statement number 01-1953/5 dated 3 February 2005 of the Telecommunications Agency confirms that the rule book approved by the Telecommunications Agency on 13 December 2004, pursuant to its resolution number 01-1953/4 dated 13 December 2004, which established the tariff rebalancing for 2005 through 2007 and the suggested methodology for tariff rebalancing between 2008 and 2010, will not be changed.

7.5.2      The Parties acknowledge that by resolutions numbered 0402-2085/3 dated 16 December 2004 and 0402-2085 dated 3 February 2005, the Telecommunications Agency approved the reference interconnection offer which the Company presented to the Telecommunications Agency on 13 December 2004, which resolutions confirm that said reference interconnection offer will not be changed before the occurrence of the tariff rebalancing in respect of the 2006 year.

7.5.3      The Parties acknowledge that statement number 011801-6 dated 8 February 2005, of the Telecommunications Agency amended the Company Operating License. Said amendment authorizes the Company to conduct international termination of telecommunications traffic and confirms that the Company has paid the full amount of the license fee related to said activity, being Euro 2,760,000 (two million seven hundred sixty Euro).

7.5.4      The Parties acknowledge that statement number 01-1953/6 dated 9 February 2005, of the Telecommunications Agency, confirms that the Company has the right to provide international termination of telecommunications traffic and that Monet DOO Podgorica may conduct international termination of telecommunications traffic using the Company’s telecommunications network, in the same manner as all other operators, and that Monet DOO Podgorica will be required to pay to the Telecommunications Agency a license fee for the international termination of telecommunications traffic only if the Telecommunications Agency, upon Monet DOO Podgorica’s request, grants Monet DOO Podgorica a license to conduct direct international termination of telecommunications traffic.

7.5.5      The Government confirms that (i) the fees established pursuant to the Rule Book will not be altered and that the Company and each Subsidiary will pay only the annual fees due pursuant to the Rule Book as each of them has fully paid the fees due for the issuance of the Primary Operating License under which each of them operates; (ii) the fees due in connection with an extension of a Primary Operating License will be established in accordance with international standards; (iii) no separate fees are or will be payable for those frequencies allocated to the Company and each Subsidiary under the relevant Primary Operating License; (iv) the amount of fees due in respect of any additional frequencies which may be allocated to the Company or any Subsidiary will be established according to fair market standards in accordance with the relevant decision of the Government; and (v) the amount of fees due for universal service, to be defined by the Law, will be established in accordance with EU recommendations, and the amount of fees due for additional number allocation under the numbering plan will be established in accordance with EU recommendations under fair market standards.

7.5.6      The Parties acknowledge that the relevant labour union and each of Monet DOO Podgorica and Internet Crne Gore DOO Podgorica have amended their respective existing Individual Collective Bargaining Agreement so that the provisions of the Individual Collective Bargaining Agreement between the relevant labour union and each of Monet DOO Podgorica and Internet Crne Gore DOO Podgorica have become the same as the provisions contained in that Individual Collective Bargaining Agreement of the Company which was included in the Data Room, save for the provisions regarding salaries.

7.6           Assistance

The Government will, to the fullest extent permitted by the Governing Law, support and assist the Purchaser, the Company and the Subsidiaries in their respective communication with Governmental Authorities concerning the free flows of capital into and out of the Republic of

Montenegro, with a view to the development of modern and economically appropriate capital markets regulations regarding capital flows.

8              Termination and Other Remedies

8.1           Termination Prior to Closing; Procedure; Consequences

8.1.1      Right of Termination Prior to Closing

This Agreement may be terminated prior to Closing only as provided in Clause 8.1.2 (Pre-Closing Termination by Mutual Consent), Clause 8.1.3 (Pre-Closing Rescission / Termination by the Purchaser), and Clause 8.1.4 (Pre-Closing Rescission / Termination by the Sellers). Notwithstanding any such termination, Clauses 9 and 10 of this Agreement shall remain in effect.

8.1.2      Pre-Closing Termination By Mutual Consent

(i)          This Agreement may be terminated prior to Closing by mutual agreement of the Sellers and the Purchaser pursuant to and in accordance with Article 10.5 (Amendments (Variations); Waiver).

(ii)         The effect of termination made pursuant to Clause 8.1.2 (Pre-Closing Termination by Mutual Consent) shall be governed by the terms of any such agreement. In case of termination by mutual consent, the Purchaser will be released de jure from its Bid Bond.  The Sellers must procure the delivery to the Purchaser of the original of such Bid Bond within two (2) Business Days after the agreement to terminate this Agreement, and must notify Hipotekarna Banka A.D. Podgorica of the agreement to terminate this Agreement within one (1) Business Day of its occurrence.

8.1.3      Pre-Closing Rescission / Termination by the Purchaser

(i)          The Purchaser shall be entitled to rescind / terminate this Agreement prior to Closing without court intervention and without any other formality by giving written notice to the Sellers prior to or at Closing pursuant to and in accordance with Article 10.1 (Notices, Communications), in any of the following cases:

(a)        in the event that a Material Adverse Change has occurred between the date of the signing of this Agreement and the Closing Date; or

(b)       if a Seller breached any representation, warranty, undertaking or obligation in this Agreement in any respect prior to Closing or would be in such breach if Closing were to take place; or

(c)        if either Seller fails or refuses to comply with its obligations at Closing, as set forth in Article 3 (Closing), or fails or refuses to comply with their obligations, set forth in Article 4 (Pre-Closing Actions).

Upon the Purchaser’s issuance of a rescission / termination notice to the Sellers, the Sellers acknowledge that the Purchaser shall have the right to sign the document attached as Schedule 7 to the Escrow Agreement.

(ii)         In all cases envisaged by Clause 8.1.3(i), the Purchaser acknowledges that the Sellers shall have the right to present the Bid Bond to the bank named therein for payment.

8.1.4      Pre-Closing Rescission / Termination by the Sellers

(i)         The Sellers shall be entitled to rescind / terminate this Agreement prior to Closing without court intervention and without any other formality by giving written notice to the Purchaser prior to or at Closing pursuant to and in accordance with Article 10.1 (Notices, Communications), in any of the following cases:

(a)                if the Purchaser breached any representation or warranty in this Agreement in any respect prior to Closing, other than in a manner expressly disclosed to the Sellers in this Agreement, or would be in such breach if Closing were to take place, other than in a manner expressly disclosed to the Sellers in this Agreement; or

(b)                if the Purchaser fails or refuses to comply with its obligations at Closing, as set forth in Article 3 (Closing); or

(c)                if the Purchaser fails to sign the Closing Date Notice, as provided under Clause 3.1.3; or

(d)                if the Purchaser fails to transfer the Purchase Price to the Escrow Account, as provided under Clause 3.1.4; or

(e)                if the Purchaser fails to sign the Closing Transfer Notice, in accordance with Clause 3.2.1 (e).

(ii)         In all cases envisaged by Clause 8.1.4(i), the Purchaser acknowledges that the Sellers shall have the right to present the Bid Bond to the bank named therein for payment.

8.2           Breach of Contract: Damages, Right of Reimbursement

8.2.1      Breach of Representations and Warranties and/or Other Obligations

Assuming that Closing has occurred, in the event a Party breaches any representation and warranty, and, if capable of remedy, such breach has continued for a period of 90 (ninety) days after a written notice from the non-breaching Party to the other Party thereof, the breaching Party shall be liable to pay the non-breaching Party the amount of any Losses incurred by the non-breaching Party as a result of such breach, subject to the limitations set forth in Article 8.3 (Limitation of Liability).

8.2.2      Breach of Post Closing Obligations

Subject to the provisions of Section 7.2 (Specific Indemnifications), after the occurrence of the Closing, the right of recovery of Losses arising from any breach of an undertaking, covenant or obligations provided in this Agreement, which breach, if capable of remedy, remains unremedied for a period of 90 (ninety) days after a notice from the non-breaching to the breaching Party, shall be subject to the limitations set forth in Article 8.3 (Limitation of Liability).

8.2.3      In respect of any amounts owing under Article 8, the breaching Party shall be under the obligation to mitigate the subject Losses.

8.2.4      The Parties hereby expressly agree that the limitations set forth in Article 7.2 (Specific Indemnifications) are not subject to any of the limitations set forth in Article 8.3 (Limitation of Liability).

8.3           Limitation of Liability

8.3.1      Time Limit for Claims

(a)             Subject only to the provisions of Clause 7.2 (Specific Indemnifications), the Sellers shall not be liable for a breach of a representation               and warranty under Article 5.1 (Representations and Warranties of the Sellers) unless a notice of the claim is given by the Purchaser to the Sellers, specifying the factual basis of its claim in reasonable detail, within ninety (90) days after the: (i) tenth (10th) calendar years following Closing, in respect of all Warranties related to Tax matters; and (ii) 31 March 2007, in respect of all other Warranties of the Seller.

(b)             The Purchaser shall not be liable for a breach of a representation and warranty under Article 5.2 (Representations and Warranties of the Purchaser) unless a notice of the claim is given by the Sellers to the Purchaser, specifying the factual basis of its claim in reasonable detail, within (90) days after the first (1st) anniversary of the Closing Date.

8.3.2      Minimum Claims

(i)          A Party shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from related or unrelated circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 8.3.2 (Minimum Claims)) in respect of any such claim or series of claims, whether related or unrelated, does not exceed €300,000 (three hundred thousand Euro) or its equivalent in any currency (subject as provided elsewhere in this Article 8.3 (Limitation of Liability)).

(ii)         Where the liability (including interest, costs and expenses) agreed or determined in respect of a claim exceeds €300,000 (three hundred thousand Euro) or its equivalent in any currency, subject as provided elsewhere in this Article 8.3 (Limitation of Liability), the liability of the Party in question shall be only for the amount of said liability which exceeds €300,000 (three hundred thousand Euro).

(iii)        The Parties expressly agree that the provisions of Clauses 8.3.2(i) and (ii) do not apply to the indemnifications referred to in Article 7.2 (Specific Indemnfications).

8.3.3      Third Party Claims and Conduct of Proceedings

(i)              The Purchaser shall notify the Sellers of any third party notice or claim against the Purchaser in its capacity as a shareholder or against the Company or any Subsidiary that has caused or might cause a breach of the representations and warranties in Schedule 4 (Representations and Warranties Given by the Sellers under Sub-Clause 5.1.1 (i)) or Schedule 5 (Representations and Warranties Given by the Sellers under Sub Clause 5.1.1(ii)) or of the Sellers’ undertakings and commitments in this Agreement, in reasonable detail as soon as practicable after the Purchaser has become aware of such claim. The Parties shall cooperate in the defence, negotiation or settlement of any action, Proceeding, claim or demand that relates to such third party claim. The Purchaser shall cause the Company or the relevant Subsidiary, to the extent permitted by Law, to give the Sellers and their advisers’ access to all documents and information relating to the matter. If the Sellers decide not to defend or otherwise participate in the Proceedings of such claim, the Purchaser and the Company or the Subsidiary, as the case may be, may proceed in respect of such claim as the Purchaser and the Company or the Subsidiary shall deem appropriate, without losing its rights to make a claim under this Agreement in respect of such matter.

(ii)             If the amount of the third party claim exceeds € 100,000 (one hundred thousand Euro) or its equivalent in any currency, the Purchaser shall not pay and, to the extent permitted by Law, shall not cause the Company or a Subsidiary to pay (except if obliged to do so under the terms of a final and enforceable court judgment or arbitration award) or settle such claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed. The Parties agree that the Government must respond to Purchaser’s or the Company’s or the Subsidiary’s, as the case may be, written request for consent to pay or settle such a claim within five (5) Business Days after the receipt of the Purchaser’s notification to the Government.  If the Government does not respond within said time period, the Government will be deemed to have approved the Purchaser’s or the Company’s, as the case may be, proposal, set out in said request, to pay or settle the claim.

(iii)            Failure to notify the Sellers or request Sellers’ consent as required under paragraphs (i) and (ii) of this Clause 8.3.3, respectively, will make the Purchaser liable to the Sellers for any Loss directly resulting from said failure.

8.3.4      Maximum Liability

The total amount of damages paid by a Party for claims related to a breach of any of the representations and warranties contained in Schedule 4 (Representations and Warranties Given by the Sellers under Sub-Clause 5.1.1 (i)) and Schedule 5 (Representations and Warranties Given by the Sellers under Sub Clause 5.1.1 (ii)) and Schedule 6 (Warranties Given by the Purchaser under Sub-Clause 5.2.1) and for claims related to a Party’s non-compliance with any of its undertakings or commitments set out in this Agreement shall be: (i) 100% (one hundred per cent) of the Purchase Price in respect of the Warranties given on Schedules 4 and in respect of any breach of the Sellers’ commitments or undertakings pursuant to this Agreement; and (ii) 50% (fifty per cent) of the Purchase Price in respect of the Warranties given on Schedules 5 and 6, and in respect of any breach of the Purchaser’s commitments or undertakings set out in this Agreement.  The Parties agree that a Loss incurred by the Purchaser in a currency other than the Euro shall be converted to the Euro at that exchange rate of the relevant currency to the Euro quoted by the National Bank of Hungary on the date on which the Loss(es) which are the subject of indemnification was/were [incurred] by the Purchaser.

8.3.5      Miscellaneous

(i)          No Double Recovery

A Party shall not be entitled to claim more than once for the same loss or damage, on its own account and on the account of any of its Affiliates (including the Company). Where any loss or damage is suffered or incurred by the Company or any Subsidiary as a result of a breach of any of the representations and warranties in Article 5.1 (Representations and Warranties of the Sellers),

and subject to the limitations of the Sellers’ liability hereto, the Purchaser shall be entitled to claim compensation on behalf of the Company or the relevant Subsidiary, and the proceeds received as a result of such claim shall be disbursed to the Company, the relevant Subsidiary or the Purchaser, in accordance with the Purchaser’s instructions.  For the avoidance of doubt, this shall not entitle the Purchaser to claim more than once for the same loss or damage, on its own account and on the account of the Company or any Subsidiary.

(ii)         Duty to Mitigate Damages

The Purchaser or the Sellers, as the case may be, shall take all reasonable steps to mitigate any Losses suffered by it or any of its Affiliates.

(iii)        Nature of Recovery

The Parties hereby agree that to the extent that the Purchaser is the beneficiary of any indemnification payment pursuant to Clause 7.2 or this Article 8, such payment shall be treated, for Hungarian tax purposes only, as if a reduction of the Purchase Price has occurred.

9              Dispute Resolution

9.1           Settlement of Disputes

9.1.1      Any dispute or difference arising out of or in connection with this Agreement, including without limitation any disputes regarding its valid conclusion, existence, nullity, breach, termination or invalidity (each a “Dispute” for purposes of this Article 9 (Dispute Resolution), that cannot be resolved by amicable negotiations within 180 (one hundred and eighty) calendar days from the notice served by any of the Parties relating to the potential Dispute shall be submitted to the International Centre for Settlement of Investment Disputes (the “Centre”) for settlement by arbitration pursuant to:

(a)          the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (the “Convention”) if the State of Montenegro and the State of Hungary have both become parties to the Convention at the time when any proceedings hereunder are initiated and the dispute falls within Article 25 of the Convention, or

(b)          the Arbitration (Additional Facility) Rules of the Centre (“Rules”) if the jurisdiction requirements of Article 25 of the Convention remain unfulfilled at the time specified in (a) above.

Prior to initiating any such Dispute before the Centre, the Party alleging a dispute event shall notify the other in writing within 30 (thirty) days after gaining  knowledge of the fact(s) arguably giving rise to such event, describing the facts and issues in appropriate detail (the “Warning Notice”). The day the other Party receives said notification shall be considered as the commencement date of the period available for amicable negotiations. The Party receiving such a notification shall review and respond to it in reasonable detail, in writing within 60 (sixty) days of the receipt of the Warning Notice.

9.1.2      The place of the arbitration shall be London, United Kingdom, the language of the arbitration shall be English, and the tribunal shall consist of three arbitrators.  The Seller shall jointly appoint one arbitrator, the Purchaser shall appoint one arbitrator and the two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal.  All three arbitrators shall be recognized experts in the law of, or licensed or admitted to practice law in, an European civil law jurisdiction.

9.1.3      Any Dispute shall be settled by the application of the Governing Law.

9.1.4      The Parties expressly waive their right to request any judicial or other authority to order provisional measures, prior to the institution of, or during the pending of, arbitral proceedings.

9.2           Award Final and Binding

9.2.1      Any award of the arbitral tribunal rendered in accordance with this Article 9 (Dispute Resolution) shall be final and binding on the Parties.

9.2.2      Judgment upon any such award made may be entered in any jurisdiction, or application may be made to any court of competent jurisdiction for confirmation of such award, judicial acceptance of such award, or for any order of enforcement or other legal remedy, as the case may be and if necessary.

9.3           Cost of Dispute

In the event of a Dispute, the recovery of all expenses shall be determined by the Centre pursuant to the Convention or the Rules.

9.4           Waiver of Sovereign Immunity

Each Party represents that it is entering into this Agreement in a commercial capacity and that with respect to this Agreement it is in all respects subject to civil and commercial law.  Each Party hereby irrevocably and unconditionally and to the fullest extent permitted by law:

(a)          agrees that, should the other Party bring legal, arbitration or other proceedings against it or its assets arising out of or in connection with this Agreement, no immunity from such proceedings (which shall be deemed to include without limitation, suit, attachment prior to judgement, other attachment, the obtaining of judgement, execution and other enforcement) shall be claimed by or on behalf of itself or with respect to its assets;

(b)         waives any such right of sovereign or other immunity which it or its assets wherever located now has or may hereafter acquire; and

(c)          consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order, judgment or award which may be made or given in such proceedings irrespective of the jurisdiction in which such proceedings are brought or any such order, judgment or award may be made, enforced or executed.

10           General Provisions

10.1         Notices, Communications

10.1.1    Any notice, request, letter, instruction, authorisation, claim, demand, consent, waiver or any other communication that is to be made, given or delivered (or that is permitted to be made, given or delivered) under this Agreement (each a “Notice” for purposes of this

Article 10.1 (Notices, Communications)) shall be in writing in the English language or, if in another language, accompanied by an English translation thereof.

10.1.2    Any Notice shall be considered to be validly made, given or delivered to the recipient only if delivered by hand at the address as set out below, or sent by facsimile at the fax number as set out below, or sent by prepaid express courier services (by an internationally reputable carrier in the case of international service) at the address as set out below:

(i)          in the case of the Sellers to:

The Government of the Republic of Montenegro

Address:                Rimski trg 46

81000 Podgorica, Montenegro

Fax:         +381.81.242 028

Attention: Minister of Economy of the Republic of Montenegro

and The Employment Bureau of Montenegro

Address:                Bulevar Revolucije br.3

81000 Podgorica, Montenegro

Fax:         +381.81.243 983

Attention: Director

(ii)         in the case of the Purchaser to:

Address:	Krisztina krt. 55, H-1013 Budapest, Hungary
Fax:	+36 1 [458 7105]
Attention:	The Chief Executive Officer

With a copy to:	Chief Legal Officer
Fax	+ 361 458 7295

with copies to:

Fax:	+36 1 458 7295
Attention:	Chief Legal Officer

and

Fax:	+36 1 458-7025
Attention:	Mr Tamás Morvai, M&A Director

and

Fax:	+36 1 458-7025
Attention:	Mr Pál Kustra, Project Manager

(iii)        or (in either case) to such other address or fax number as the relevant Party may have notified to the other Party in accordance with this Article 10.1 (Notices, Communications).

10.1.3    Any Notice shall conclusively be deemed to have been received by the recipient:

(a)         at the time of delivery, if delivered by hand, provided that the date and time of delivery and the name of the person taking delivery of said notice shall be documented in writing;

(b)         on the next Business Day in the place to which it is sent, if sent by facsimile (provided the sender retains an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number); or

(c)         on the fourth Business Day following the date of posting, if sent by express courier, with receipt of delivery confirmed by such express courier.

10.2         Transaction Fees, Costs and Expenses

10.2.1    Except as provided in Clause 10.2.2, Clause 10.2.3 and Clause 10.2.4, and except as otherwise expressly provided in this Agreement or in an agreement entered into as part of the Contemplated Transactions, each Party shall bear all fees, costs and expenses incurred by it in connection with the preparation, negotiation, entry into and performance of this Agreement and the Contemplated Transactions, including but not limited to all fees and expenses of any agents, representatives, attorneys, accountants, finders, investment bankers and other advisers.

10.2.2    The Parties shall procure that the Company shall pay any registration fees incurred by the Company in connection with the changes to the register of directors of the Company with the Commercial Registry.

10.2.3    The bank fees, costs and charges in respect of the payment of the Purchase Price shall be paid by the Purchaser. The fees owing to the Escrow Agent in connection with the Escrow Agreement shall be paid in accordance with the provisions of the Escrow Agreement.

10.2.4    The Purchaser shall be obligated to pay and responsible for the discharge of any transfer fees, costs charges and taxes (including the transfer tax) due or incurred in relation to the transfer and registration of the Subject Shares in the CDA.

10.3         Further Assurances

10.3.1    At any time after the General Assembly Date, each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement.

10.3.2    In the absence of an express written agreement to the contrary, each of the Parties shall be responsible for all fees, costs and expenses incurred by it in giving effect to the provisions of this Article 10.3 (Further Assurances).

10.4         Entire Agreement; Continuing Effect

10.4.1    This Agreement supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, and communications (whether written or oral, or express or implied, as the case may be) between the Parties with respect to the subject matter contained herein and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter to the exclusion of any terms implied by law that may be excluded by contract.

10.4.2    The Parties acknowledge and agree that there are no restrictions, promises, representations, warranties, agreements or undertakings concerning the Contemplated Transactions other than those expressly set forth herein or expressly made hereunder. For the avoidance of doubt, the Parties acknowledge that none of their respective advisers or agents, nor any of either of their employees, directors, or agents, has made any representation or warranty (express or implied) to the other, related to this Agreement or the Contemplated Transactions.

10.4.3    Each provision of this Agreement shall continue in full force and effect after the Closing, except to the extent that a provision has been fully performed on or before Closing.

10.5         Amendments (Variations); Waiver

10.5.1    This Agreement may not be varied, modified, amended or changed in any respect unless evidenced in a written instrument that is duly signed by all of the Parties.

10.5.2    Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the Contemplated Transactions shall operate as a waiver of such right, power, or privilege (or be construed as a waiver or variation of it) or preclude its exercise at any subsequent time, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege.

10.5.3    Subject to the mandatory provisions of the Governing Law:

(a)         no claim or right arising out of this Agreement or the Contemplated Transactions can be discharged by one Party, in whole or in part, by a waiver or renunciation of the subject claim or right unless in writing signed by the other Party;

(b)         no waiver that may be given by either Party will be applicable except in the specific instance for which it is given; and

(c)         no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.6         Assignment, Successors, and no Third-Party Rights

10.6.1    Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party.

10.6.2    This Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

10.6.3    Except as provided in Clause 10.6.2 and as stated in this Agreement in Clauses 7.2 and Article 8, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; for the avoidance of doubt, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their authorised successors and permitted assigns.

10.7         Invalidity; Severability

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under the Governing Law, but if any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable or invalid, in whole or in part, under the Governing Law, such provision or part shall to that extent (and that extent only) be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. In such event, the Parties shall negotiate in good faith to agree within a reasonable time on changes or amendments of this Agreement to replace the provision held to be illegal, invalid or unenforceable with a provision towards the same purpose that shall be legal, valid and enforceable.

10.8         Confidentiality; Public Announcements

10.8.1    For the avoidance of doubt, the Parties agree that upon the occurrence of the Closing, the Confidentiality Agreement shall automatically terminate without either Party being required to take any action whatsoever, and the provisions of this Article 10.8 shall apply from the Closing. From the date of this Agreement, and continuing through and after the Closing, the following obligations shall apply:

(a)         Subject to Sub-Clause 10.8.1(c) and Clause 10.8.2, Sellers shall treat as confidential and shall not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)         the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(ii)        the negotiations relating to this Agreement and related agreements; or

(iii)       the Purchaser’s business, financial or other affairs (including the business, financial or other affairs of the Affiliates of the Purchaser).

b)          Subject to Sub-Clause 10.8.1(c) and Clause 10.8.2, the Purchaser shall treat as confidential and shall not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)         the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(ii)        the negotiations relating to this Agreement and related agreements; or

(iii)       the Sellers’ organisation, or other affairs.

c)          Neither Sub-Clause 10.8.1(a) nor Sub-Clause 10.8.1(b) shall prohibit disclosure or use of any information to the extent:

(i)         the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange; or

(ii)        the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Purchaser, as the case may be; or

(iii)       the disclosure or use is required for the purpose of any judicial Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement; or

(iv)       the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing Party; or

(v)        the disclosure is made to professional advisers of the Purchaser or the Sellers, who are subject to a duty of confidentiality to the relevant Party;  or

(vi)       the information becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement).

10.8.2    Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Parties agree. For the avoidance of doubt, neither of the Sellers shall be precluded from making general public statements with respect to the privatisation of the Company (including, subject to the prior agreement of the Parties, statements in relation to the agreed Purchase Price and any other details as are agreed by the Parties), notifying the execution of this Agreement, without disclosing it, to the Montenegrin Agency for promotion of foreign investment, or responding to questions in the Montenegrin Parliament relating to this Agreement or the Contemplated Transactions, provided that neither Seller may make public all or any part of this Agreement; and the Purchaser shall not be precluded from making any statements concerning the Agreement or the Contemplated Transactions, which it deems it is required to make under the securities laws by which the Purchaser is bound.

10.8.3    Until the Closing Date, the Parties shall consult with each other concerning the means by which the employees, customers and suppliers of the Company and each Subsidiary, and others having dealings with the Company or any Subsidiary, will be informed of this Agreement and the Contemplated Transactions.

10.8.4    Upon the Closing Date, the Parties shall consult with each other concerning the manner in which the shall inform the foreign investment authority of the Republic of Montenegro concerning the purchase by the Purchaser of the Subject Shares, provided that the Parties hereby agree that this Agreement shall not be provided or made available to said or any Government Authority at any time, for any purpose.

10.9         Rights and Remedies

In the event of a breach by any Party of its obligations under this Agreement, the other Party will have such rights and remedies as are available under the Governing Law.

10.10       Time of Essence

Time shall be of the essence in this Agreement, both as regards to any dates, times and periods mentioned herein.

10.11       Force Majeure

Parties may suspend the performance of any obligation under this Agreement during any period in which they are prevented from performing such obligation as a direct result of an event of Force Majeure. The time period for completing the performance of such obligation shall be extended by the length of the period in which the event of Force Majeure rendering implementation of such obligation impossible persists. For the purpose of this Article, “Force Majeure” means an unforeseen and unavoidable event arising after execution of this Agreement which is beyond the control of relevant Party and which prevents execution of a Party’s obligations under this Agreement; such events include, but are not limited to, war, riots, civil disorder, earthquake, fire, storm, flood, other similar natural calamities and strikes which impede the implementation of any obligation.

10.12       Copies of the Agreement

This Agreement is executed in nine (9) original versions, each in the English language. Each Party shall receive three (3) original versions of this Agreement.

IN WITNESS WHEREOF, EACH OF THE PARTIES BY ITS DULY AUTHORISED REPRESENTATIVE HAS CAUSED THIS AGREEMENT TO BE EXECUTED IN PODGORICA ON 15 MARCH 2005:

GOVERNMENT OF THE REPUBLIC OF	Stamp affixed
MONTENEGRO

By:	}

Name: Mr. Darko Uskokovic
Title: Authorised Representative

EMPLOYMENT BUREAU OF MONTENEGRO	Stamp affixed

By:	}

Name: Mr. Branimir Bojanic,
Title: Authorised Representative

MATÁV MAGYAR TÁVKÖZLÉSI RÉSZVÉNYTÁRSASÁG
(MATÁV HUNGARIAN TELECOMMUNICATIONS COMPANY LTD)	Stamp affixed

By: }	By: }

Name: BALOGH András	Name: MORVAI Tamás
Title: Chief Strategist	Title: M&A Director